Exhibit 2.1
Execution Version

Certain information contained in this Exhibit has been excluded pursuant to Regulation S-K Item 601(b) because it is both (1) not material and (2) of the type that the Company treats as private or confidential. The redaction of such information is indicated by “[***]”.

STOCK PURCHASE AGREEMENT
BY AND AMONG
KIMBALL ELECTRONICS, INC. (“SELLER”), THE SOLE STOCKHOLDER OF KIMBALL ELECTRONICS INDIANA, INC. (“COMPANY”);
AND
AVERNA TEST SYSTEMS INC. (“BUYER”);
AND
COMPANY
DATED AS OF
JULY 31, 2024

277494.00058/305713869.33

277494.00058/305713869.33

277494.00058/305713869.33

277494.00058/305713869.33

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2024, by and among Averna Test Systems, Inc., a Georgia corporation (“Buyer”), and Kimball Electronics, Inc., an Indiana corporation (“Seller”), and Kimball Electronics Indiana, Inc., an Indiana corporation wholly owned by the Seller (the “Company” and together with Seller and Buyer, collectively the “Parties”).
RECITALS
WHEREAS the Company carries on the business of automation, test and measurement solutions, volume manufacturing, contract manufacturing services, global services and software for a variety of industries, including smart consumer electronics, semiconductor, automotive and medical (the “Business”);
WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company, which consists of 100 shares of common stock, no par value per share (the “Company Common Stock”);
WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer on the date hereof, all of the Company Common Stock, upon the terms and subject to the conditions set forth in this Agreement, as a result of which, the Company will, at the Closing, become a wholly-owned subsidiary of Buyer; and
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I. DEFINITIONS.
Section 1.1.    Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:
“Accounting Rules” means the rules, accounting principles, practices, procedures, policies, and methods (with consistent judgements, elections, and valuation and estimation methodologies), used and applied in the preparation of the Financial Statements; provided, however, that the rules, accounting principles, practices, procedures, policies, and methods used and applied in the preparation of the Financial Statements are in accordance with GAAP; and provided, further, that neither the Preliminary Closing Statement, nor the Proposed Closing Statement shall include any purchase accounting adjustments arising out of the consummation of the transactions contemplated hereby, provided, that, in the event of any conflict among the Accounting Rules and GAAP, then GAAP shall take precedence.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, complaints, appeals, hearings, inquiries, assessments or reassessments (including for Tax), grievances, hearings whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.
277494.00058/305713869.33

“Affiliate” means, with respect to any Person: (a) any director, officer, employee, stockholder, partner or principal of that Person; (b) any other Person of which that Person is a director, officer, employee, stockholder, partner or principal; (c) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person and for greater certainty includes a Subsidiary of such Person; and (d) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other Governing Body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto;
“Agreement” has the meaning set forth in the preamble.
“AI Products” means all Group Software that employ or make use of AI Technologies.
“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.
“Anticorruption Laws” has the meaning set forth in Section 4.18.
“Assessments” has the meaning set forth in Section 4.10(k).
“Books and Records” means any books, records and accounts of the Group (originals, to the extent they exist, or, if originals do not exist, copies thereof) related to the Business, the Company Common Stock and the employees of any member of the Group including, without limitation, databases, documents, correspondence with Governmental Authorities, equipment maintenance record and warranty information, manuals information related to the know-how or Intellectual Property, forms, advertising material, manuals, brochures, books and records relating to the purchase of materials and supplies, the services performed or provided, dealings with customers, invoices, customer lists, prospective customer lists, mailing lists, suppliers lists, telephone numbers, financial records, personnel records (to the extent permitted by Law) and Taxes.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day on which national banks are open for business in the city of Wilmington, Delaware and Montreal, Quebec, other than a Saturday or a Sunday;
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitee” has the meaning set forth in Section 8.3.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act
“Cash” means the aggregate amount of all cash and cash equivalents (which are convertible into cash within thirty (30) days) of the Group held in the bank accounts of the Group, as determined

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in accordance with GAAP, excluding (a) the aggregate amount of Restricted Cash, and (b) outbound checks, wires, drafts, and electronic funds transfers (EFT) not yet cleared, but only to the extent that such amounts in (a) and (b) are not reflected as a current liability in the determination of the Net Working Capital.
“Closing” has the meaning set forth in Section 2.1.
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Cash” means the Cash of the Group as of the Effective Time plus the Vietnam VAT Receivable.
“Closing Indebtedness” means the Indebtedness of the Group as of the Effective Time.
“Closing Date Financial Statements” means the unaudited consolidated financial statements of the Group for the period ending as at the Closing Date.
“Closing Net Working Capital” means the Net Working Capital of the Group as of the Effective Time.
“Closing Transaction Expenses” means the Transaction Expenses of the Group as of the Effective Time.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the preamble.
“Company Common Stock” has the meaning set forth in the recitals.
“Computer Systems” means all hardware, software, networks and communication systems owned by any member of the Group that are material to carry on the Business or to carry on its day to day operations and affairs.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 30, 2023 by and between the Company and Averna Technologies Inc.
“Constating Records” means, in respect of any entity, the corporate and constating records of such entity, including (a) all articles, constituting and organizational documents and by-laws (including any partnership agreement, deed of trust or other); (b) all shareholders or equity holders agreements affecting such entity, (c) all minutes of meetings and resolutions of shareholders, equity holders and directors (and any committees); and (d) the share or equity certificate books, securities register, register of transfers and register of directors.
“Contract” means any legally binding written contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written and legally binding commitment or undertaking made by or to which any member of the Group is a party or by which any member of the Group is bound or under which any member of the Group has, or will have, any rights or obligations.
“COVID-19 Act” means, collectively, the Coronavirus Preparedness and Response Supplemental Appropriations Act of 2020, the Families First Coronavirus Response Act, the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, the Consolidated Appropriations Act of 2021, and

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the American Rescue Plan Act of 2021, as any of the same have been amended, and any current rules, regulations or official interpretations of any of the foregoing having the force of Law.
“Current Assets” means in relation to the Group, without duplication, all trade accounts receivables net of an allowance for doubtful accounts, accrued receivables, prepaid expenses, inventory net of a reserve, but excluding all Cash, deferred Tax assets, receivables from Seller, in each case determined in accordance with the Accounting Rules and the past practices of the Group.
“Current Financial Statements” has the meaning set forth in Section 4.7.
“Current Liabilities” means in relation to the Group, without duplication, all accounts payable, accrued expenses, wages payables, accrued vacations, accrued bonuses and goods and services Tax payable, but excluding the current portion of Indebtedness of the Group, deferred and future Tax liabilities, any payables to the Seller, the current portion of the operating lease liability measured at the present value under ASC 842 lease accounting standards, the incremental rebate settlement contingency accrual related to Apple Inc., the Transaction Expenses, in each case determined in accordance with GAAP and the past practices of the Group and in each case without duplication for any amounts included in Indebtedness.
“D&O Tail Policy” means a six (6)-year irrevocable “tail” directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance policy effective as of the Closing, providing coverage for the individuals who were officers and directors of each member of the Group.
“Data Protection Law” shall mean all applicable Laws related to Personal Data, data protection, data privacy, data security, data breach notification, artificial intelligence, consumer marketing, or cross-border data transfer.
“Disclosure Schedule” has the meaning set forth in Section 4.3(a).
“Disputed Amounts” has the meaning set forth in Section 2.4(d).
“Dollars” or “$” means U.S. dollars.
“Effective Time” has the meaning set forth in Section 2.1.
“Employees” has the meaning set forth in Section 4.10.
“Employee Benefit Plan” has the meaning set forth in Section 4.9(a).
“Environmental Authorizations” means Permits, consents, agreements (including any sewer surcharge or discharge agreement), instructions, directions, or registrations issued, granted, conferred or required by a Governmental Authority with respect to any Environmental Law.
“Environmental Law” means any federal, state or local statute, Law, regulation, order, decree, permit or authorization in effect as of the date of this Agreement relating to: (a) the protection of health and safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance, including such Laws relating to the withdrawal, contamination and use of groundwater and surface water, to management, excavation and soil contamination, the delivery of authorizations and Permits or to inspections and surveys, remedial actions and rehabilitation in connection with any presence, emission, discharge, emission,

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generation, holding, handling, labelling, abatement, management, control, monitoring, existence, escape or disposal or threat of same of any Hazardous Substance, or relating to use, storage, disposal, transport or handling of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.
“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a controlled group of corporations, under common control or in an affiliated service group with the Company within the meaning of Section 414(b), (c) or (m) of the Code.
“Estimated Purchase Price” means an amount of $27,640,653.89, being the amount set forth in the Preliminary Closing Statement, being the amount equal to (a) the Unadjusted Purchase Price, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Transaction Expenses, plus (e) the Estimated Net Working Capital Adjustment.
“FCPA” has the meaning set forth in Section 4.18.
“Final Decision” means a conclusive determination or official ruling issued by a Governmental Authority that brings a legal dispute or administrative proceeding to a final and binding conclusion such that the conclusion is not subject to further appeal, challenge, review, or reconsideration by another Governmental Authority, court, tribunal, or other adjudicative body.
“Final Net Working Capital” means the Closing Net Working Capital included in the Final Purchase Price.
“Final Purchase Price” means the Purchase Price mutually agreed by the Parties, deemed to be agreed by the Parties under Section 2.4(c), or as determined by the Independent Accounting Firm under Section 2.4(g).
“Financial Statement Date” has the meaning set forth in Section 4.7.
“Financial Statements” has the meaning set forth in Section 4.7.
“Fraud” means the making of any representation or warranty contained in this Agreement where all of the following criteria are satisfied: (a) the representation or warranty made by the Seller and/or the Company is false; (b) the Seller and/or Company knew or believed the representation or warranty was false or made the representation or warranty with reckless indifference to the truth; (c) the Seller and/or Company intended the false or inaccurate representation or warranty to induce the Buyer to act or refrain from acting; (d) the Buyer acted or refrained from acting in justifiable reliance upon the representation or warranty; and (e) the Buyer incurred or suffered a Loss as a result of the reliance. For the avoidance of doubt, Fraud will not include any constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness, gross negligence, or negligence.
“GAAP” means the United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.
“Governing Body” means, with respect to any Person, the board of directors of such Person, and any Person or group of Persons exercising a similar authority.

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“Governmental Authority” means (a) any national, state, federal, territorial, regional, municipal, local, domestic, or foreign government and any department, agency, bureau, commission, division, office, service, regulatory body or other instrumentality of such government; (b) any judicial, legislative, executive, administrative or regulatory authority, ministry, central bank, arbitral body, commission, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international or private body exercising any regulatory, administrative, or expropriation authority under or for the account of any of the foregoing, including any private body having received a mandate to perform public services; (c) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority to the extent that the rules, regulations or orders of such organization or authority have the force of law; and (d) any judiciary or quasi-judiciary tribunal, court or body.
“Group” means, collectively, the Company and all Subsidiaries thereof, and “member of the Group” means any one of them.
“Group Software” means Software designed and developed by a member of the Group.
“Hazardous Substance” means any material or substance, including an odour, a sound or a vibration, that is: (i) listed, classified, regulated or defined as hazardous, toxic, or words of similar import or regulatory effect pursuant to any Environmental Law or the Final Decision of a Governmental Authority (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.
“Inbound Licenses” has the meaning set forth in Section 4.15(b).
“Indebtedness” means, in relation to the Group, without duplication, the following:
(a)    the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of any obligation (i) for borrowed money or for the deferred purchase price of property or services, (ii) under any credit facility, (iii) evidenced by any note, bond, debenture or other debt security or similar instrument, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person, (v) under letter of credit or letter of guaranty or similar facilities, (vi) for obligations required by GAAP to be categorized as capitalized leases (other than operating leases), or (vii) under interest rate cap, swap, collar or similar transaction or currency and other hedging transactions;
(b)    any short term portion of long term indebtedness and any shareholders’ loans or advances, including amounts due to Seller;
(c)    all obligations of any member of the Group as lessee under a capital lease and obligations under sale leasebacks of any member of the Group;
(d)    pension-plan related liabilities;
(e)    workers compensation liabilities;
(f)    deferred revenue and customer deposits;
(g)    unpaid income Taxes for any Pre-Closing Tax Period (which may be an amount less than zero and which shall include any offsets or reductions with respect to income Tax refunds or overpayments of Tax);

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(h)    all amounts payable relating to capital expenditures;
(i)    all bonus amounts payable to directors, managers, officers, employees, agents and consultants of any member of the Group as a result of the transactions contemplated hereby, (ii) all termination and severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by any member of the Group to directors, managers, officers, employees, agents and consultants of any member of the Group triggered in whole or in part prior to or as a result of the transactions contemplated hereby and all termination and severance obligations accrued as of the date hereof; and (iii) the employer-portion of any contributions (including CPP/EI) and payroll, social security, unemployment or similar Taxes related to any payments described in each of clauses (i) and (ii); and
(j)    any guarantees of such Person of any Indebtedness or obligations referred to in this definition of any other Person.
Indebtedness shall not include the amount of (i) indebtedness incurred by the Buyer or its Affiliates (and subsequently assumed by any member of the Group) on or after the Closing Date, and (ii) any amount reflected in the calculation of the Transaction Expenses or Net Working Capital.
“Indemnitee” has the meaning set forth in Section 8.5.
“Indemnitor” has the meaning set forth in Section 8.5.
“Independent Accounting Firm” has the meaning set forth in Section 2.4(d).
“Initial Consideration” has the meaning set forth in Section 2.3(b).
“Intellectual Property” means and includes (a) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) inventions and discoveries, whether patentable or not in any jurisdiction; (c) registered and unregistered trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (d) trade secrets, know-how, records of invention, whether patentable or not in any jurisdiction and (e) proprietary software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.
“Intellectual Property Licenses” has the meaning set forth in Section 4.15(c).

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“Intellectual Property Registrations” means all federal, state, regional, international and foreign: (a) patents, including applications therefore (including provisional applications), (b) registered trademarks, service marks and applications to register trademarks and service marks, including intent-to-use applications, (c) copyrights registrations and applications to register copyrights, (d) utility models, including applications therefore and (e) industrial designs and applications thereto; that are owned by any member of the Group.
“Inventories” or “Inventory” means all product held for sale by the Group and any materials (including components, finished goods, work in progress, raw materials, ingredients, packaging materials, production and shipping supplies, spare parts, maintenance items and advertising materials), in each case on hand, in transit, ordered but not delivered, warehoused or wherever situated.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of [***] for all members of the Group, of [***] with respect to Kimball Electronics Indiana, Inc., of [***] with respect to Suzhou Kimball Electronics, Trading Limited and Suzhou Kimball Electronics Manufacturing Limited, of [***] with respect to Kimball Electronics (India), Private Limited and Kimball Electronics Japan G.K.; and of [***] with respect to Global Equipment Services & Manufacturing Vietnam Company Limited, after due and diligent internal inquiry, but without personal liability and without any obligation to make any independent investigation of, or any implied duty to investigate, such matters, or to make any inquiry of any other Person.
“Law” or “Laws” means all (a) laws (including common law, civil law and equity), statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, Orders, decisions, from any Governmental Authority and (b) all policies, guidelines, notices, rulings or protocols of any Governmental Authority having the force of law, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having or claiming to exercise legal jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.
“Leased Real Property” has the meaning set forth in Section 4.16(a).
“Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, defect in title, vesting restriction, claim, lease, charge, option, right of first offer or refusal, easement, servitude, community or marital property interest, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any similar restriction.
“Loss” or “Losses” means losses, damages, Taxes, liabilities, deficiencies, Actions, judgments, interest, awards, penalties or assessments, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means an event, occurrence, change, fact or condition that, is materially adverse to (i) the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement.

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“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), (b) malware, ransomware, disabling codes or instructions, spyware, and/or (c) any other code or software routine able to: (i) perform an unauthorized process that will have adverse impact on the confidentiality, integrity, or availability of the Computer Systems, materially disrupt, disable, harm, cause security breaches, or otherwise impede in any manner the operation of, or provide unauthorized access to third parties who are not duly granted access pursuant to an applicable agreement, a Computer System or network or other device on which such code is stored or installed, or (ii) damage or destroy any material data or file without the user’s consent.
“Material Contract” has the meaning set forth in Section 4.17(a).
“Net Working Capital” means Current Assets (other than Cash) less Current Liabilities, in each case calculated in accordance with the Accounting Rules.
“Net Working Capital Adjustment” means the Closing Net Working Capital minus the Target Net Working Capital (whether a positive or negative number).
“Open Source License” means any “free software” license, “software libre” license, “public” license, or open-source software license, including without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, and any other license that is identified as an open-source license by the Open Source Initiative or meets the “Open Source Definition” promulgated by the Open Source Initiative.
“Open Source Software” means any Software that is subject to the terms and conditions of an Open Source License.
“Order” has the meaning set forth in Section 4.13(a).
“Outbound Licenses” means licenses under or the right to receive the services of (such as for example pursuant to a SaaS model) to any Owned Intellectual Property that any member of the Group has granted to third parties, except for customer agreements entered into in the ordinary course of business.
“Overpayment” has the meaning set forth Section 2.4(g).
“Owned Intellectual Property” has the meaning set forth in Section 4.15(a).
“Owned Real Property” has the meaning set forth in Section 4.16(a).
“Permits” has the meaning set forth in Section 4.13(b).
“Permitted Claims” has the meaning set forth in Section 8.2(a).
“Permitted Lien” means (a) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are maintained in accordance with GAAP applied on a basis consistent with the application thereof to the Financial Statements; (b) mechanics', carriers', workmen's, repairmen's, materialmen's and other liens arising by operation of Law which have not at such time been filed pursuant to Law or which relate to obligations not due and payable or, if overdue, are being contested in good faith by appropriate proceedings and in respect of which adequate reserves are maintained in

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accordance with GAAP applied on a basis consistent with the application thereof to the Financial Statements;; (c) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations; (d) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and minor defects or minor irregularities in title, in each case which individually and/or in the aggregate do not materially affect, detract from or impair the occupation, use of enjoyment of the Real Property; and (e) liens specifically listed in Section 4.16 of the Disclosure Schedules.
“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.
“Personal Data” means any data or other information that (i) relates to an individual and that directly or indirectly allows such individual to be identified; and (ii) is protected by or subject to any Data Protection Law applicable to the Group.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Group for any Pre-Closing Tax Period.
“Pre-Closing Warranty” means the written contractual warranty between a member of the Group and the Group’s customer for products or services delivered prior to the Closing.
“Pre-Closing Warranty Claim” means a claim made by a Group customer (i) after Closing, (ii) during the period covered by the Pre-Closing Warranty, and (iii) that Buyer has reasonably determined is a valid claim for breach of the Pre-Closing Warranty.
“Pre-Closing Warranty Claim Reimbursement” means the reasonable, actual, direct costs incurred by Buyer (or relevant member of the Group) to (i) repair or replace the products or re-perform the services under a Pre-Closing Warranty Claim, or (ii) credit or refund the price of the products or services actually paid to the Group prior to Closing for the products or services in question.
“Preliminary Closing Statement” means the good faith estimate as of the Effective Time of (a) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (b) the Closing Cash (the “Estimated Closing Cash”), (c) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (d) the Closing Transaction Expenses (the “Estimated Transaction Expenses”), (e) the resulting Estimated Purchase Price, which has been prepared on behalf of Seller by its in accordance with the definitions of such terms set forth in this Agreement, including without limitation, the Accounting Rules, and is attached hereto as Schedule 2.
“Prior Period Returns” has the meaning set forth in Section 7.1.
“Proceeding” has the meaning set forth in Section 8.5.

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“Proposed Closing Statement” has the meaning set forth in Section 2.4(a).
“Purchase Price” has the meaning set forth in Section 2.3(a).
“Real Property” has the meaning set forth in Section 4.16(a).
“Related Party” means (a) any partner, shareholder, director, officer, trust, trustee or similar fiduciary of Seller or any member of the Group, or (b) any Person not acting at arm’s length (as defined in any applicable Tax Law) with any member of the Group or Seller.
“Restricted Cash” means the aggregate amount of all cash or cash equivalents that are not freely usable by the Group because such cash or cash equivalents are subject to restrictions or limitations on use or distribution by applicable Laws, Contract or otherwise, including deposits under customer Contracts, restrictions or penalties on dividends or repatriation, and any cash held in escrow by a third party.
“Representative” means, with respect to any Person, any and all directors, officers, employees, and agents of such Person.
“Review Period” has the meaning set forth in Section 2.4(b).
“RWI Insurer” means the issuer of the RWI Policy.
“RWI Policy” means the bound buyer-side side representation and warranty insurance policy obtained by Buyer (or its Affiliate) on terms consistent with Schedule 3 insuring the representations and warranties set forth in Article III and Article IV and incepted at the time of execution of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preamble.
“Seller Counsel” has the meaning set forth in Section 9.17.
“Seller Indemnitee” has the meaning set forth in Section 8.4.
“Seller Tax Claim” has the meaning set forth in Section 7.1(d).
“Software” means (a) computer programs and any other software, whether in Source Code, object code, or other form, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) software embodied in any sensor component or used in the design, test, and manufacture of any sensor component, (e) programmable logic and human readable or any intermediate hardware logic description language (including HDL and VHDL) that are used to program or configure a device such as an FPGA, a CPLD, or an ASIC, and (f) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
“Source Code” means the human readable source code of the software to which it relates, in the programming language in which such software was written (including (a) statements in batch or scripting languages, (b) hardware definition languages such as VHDL, and (c) firmware code)

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and any other source code, together with all related flow charts and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain and develop modifications, upgrades, updates, adaptations, enhancements, new versions and other derivative works and improvements of, and to develop computer programs compatible with, such software.
“SPB” has the meaning set forth in Section 9.17.
“Straddle Period” has the meaning set forth in Section 7.3.
“Straddle Period Returns” has the meaning set forth in Section 7.1(c).
“Subrogation Waiver” has the meaning set forth in Section 6.3(b).
“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity, and, in the case of the Company, those entities disclosed in Section 4.3(a) of the of the Disclosure Schedule.
“Target Net Working Capital” means $12,150,000.
“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, profits, sales, use, production, occupation, value added, capital stock, social security and other compulsory employee or social insurance, worker’s compensation, net worth, ad valorem, transfer, franchise, escheat, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, environmental, stamp occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, employment insurance, health insurance, Governmental Authority pension plan premiums or contributions and for greater certainty, all contributions payable under any tax Laws or other similar taxes, fees, assessments or charges of any kind in the nature of taxes, whether disputed or not, together with any interest, additions, surcharges, cess or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Refunds” has the meaning set forth in Section 7.1(f).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or to be filed with any Taxing Authority with respect to any Tax.
“Tax Return Procedures” means the procedures for preparing Tax Returns, including Prior Period Returns and Straddle Period Returns, described in Section 7.1.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority, including the IRS.
“Third Party Claim” means any Action by any Person other than the Parties to this Agreement.
“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or a model used in Group Software.

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“Transaction Expenses” means the following third-party expenses, to the extent not already considered as Current Liabilities in the calculation of the Estimated Purchase Price or of the Final Purchase Price and to the extent not already paid by the Group or by the Seller: (a) the legal, broker, financial advisory and accounting costs and expenses and other advisory and services expenses incurred or to be incurred by or on behalf of any member of the Group in connection with the consummation of the transactions provided herein, including the preparation, execution and delivery of this Agreement and all ancillary documents; (b) 50% of the premium of the RWI Policy, and the underwriting fees and brokerage commission payable to Atlantic Global Risk LLC in connection with the RWI Policy; and (c) 100% of the premium of the D&O Tail Policy.
“Transfer Tax” has the meaning set forth in Section 7.7.
“Transfer Tax Filings” has the meaning set forth in Section 7.7.
“Unadjusted Purchase Price” means Twenty-One Million Dollars ($21,000,000).
“Underpayment” has the meaning set forth in Section 2.4(h).
“Vietnam VAT Receivable” means the $3,328,439 returned by the Socialist Republic of Vietnam to Global Equipment Services & Manufacturing Vietnam Company Limited in respect of sales made.
“WARN Act” has the meaning set forth in Section 4.10(i).
Section 1.2.    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Wilmington, Delaware, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
Section 1.3.    Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP, applicable as at the date on which such calculation or determination is made or taken or required to be made or taken in accordance with GAAP.
Section 1.4.    Dollar Amounts Not Materiality Admissions. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the

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Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
Section 1.5.    Schedules. The Schedules attached hereto are incorporated by reference and deemed to be part hereof, including:
Schedule 1    Permitted Liens
Schedule 2    Preliminary Closing Statement
Schedule 3    RWI Policy
Section 1.6.    Making Available. Any reference to a document, information, or matter being “delivered” or “made available” to Buyer and similar expressions shall mean the posting of such document, information or matter on the virtual data room established by Seller or matters transmitted to Buyer or its Representatives via electronic mail or other electronic transfer means to which Buyer has had access (regardless of whether Buyer has viewed, accessed or downloaded the materials but provided that access to the same via the virtual data room shall have been granted to Buyer at least three (3) Business Days prior to the Closing Date).
ARTICLE II. CLOSING; PURCHASE PRICE; ADJUSTMENTS AND RELATED MATTERS.
Section 2.1.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and executed signature pages at approximately 10:00 a.m., Eastern time, on the date hereof, or on another date as the parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. For accounting purposes, the effective time of the Closing shall be 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).
Section 2.2.    Purchase and Sale of Equity. Subject to the terms and conditions hereof, Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases and accepts from Seller, all of Seller's rights, title and interest in and to the Company Common Stock, free and clear of all Liens. Sellers have delivered to Buyer an electronic copy of the former stock certificate representing the Company Common Stock and at the Closing, Sellers shall deliver duly executed stock powers for the same.
Section 2.3.    Purchase Price.
(a)    Subject to the terms and conditions of this Agreement, the consideration to be paid by Buyer for the Company Common Stock shall be an amount equal to (i) the Unadjusted Purchase Price, plus (ii) the Closing Cash, minus (iii) the Closing Indebtedness, minus (iv) the Closing Transaction Expenses, plus (v) the Net Working Capital Adjustment (and as such

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amount may be adjusted pursuant to the provisions of Section 2.4, the “Purchase Price”) it being understood that the adjustments referred to in paragraphs (ii) to (v) shall be calculated as of the Effective Time.
(b)    At the Closing Buyer shall make or cause to be made by wire transfer of immediately available funds to the account specified by Seller to Buyer, an amount equal to $24,312,214.89 (the “Initial Consideration”).
Section 2.4.    Post-Closing Adjustment of Purchase Price.
(a)    As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer’s calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses, (iv) the Net Working Capital Adjustment, and (v) the Purchase Price resulting therefrom (collectively, the “Proposed Closing Statement”). The Proposed Closing Statement will be prepared in accordance with the Accounting Rules.
(b)    Seller shall have a period of thirty (30) days after receipt of the Proposed Closing Statement to review it (the “Review Period”) and to notify Buyer of any disputes regarding the Proposed Closing Statement or the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses or Closing Net Working Capital. During the Review Period, Seller, Seller’s accountants, and Seller’s counsel shall have access to the Group’s books and, work papers and to the persons who prepared the Proposed Closing Statement, in accordance with customary protocols regarding such access.
(c)    If Seller approves in writing of Buyer's determination of the Closing Cash, Closing Indebtedness, Transaction Expenses and Closing Net Working Capital as set forth on the Proposed Closing Statement, or if Seller fails to deliver an Objection Notice, as provided below, then Buyer's determinations as indicated in the Proposed Closing Statement will become binding on all Parties to this Agreement.
(d)    If Seller disagrees with the computation of the Closing Cash, the Closing Indebtedness, Transaction Expenses or Closing Net Working Capital as reflected on the Proposed Closing Statement, Seller shall deliver a written notice ("Objection Notice") to Buyer, within the Review Period, setting forth Seller’s calculation of such items and the basis, with reasonable specificity, for the differences identified by Seller. Buyer and Seller will negotiate in good faith in an effort to resolve those disputes. If the Parties are unable to resolve any dispute within thirty (30) days after Seller delivers the Objection Notice, then Buyer and Seller will jointly retain a nationally recognized independent certified public accounting firm that is mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”), acting as arbitrators and experts and not as auditors, to resolve the amounts still in dispute (the “Disputed Amounts”). The Parties shall make readily available to the Independent Accounting Firm all relevant books and records relating to the Proposed Closing Statement, and all other items reasonably requested by the Independent Accounting Firm.
(e)    The Independent Accounting Firm shall not be entitled to consider any items or matters other than the Disputed Amounts and make any adjustments to the Proposed Closing Statement in connection therewith. The Parties agree that the Independent Accounting Firm’s decision regarding each Disputed Amount must be within the range of values assigned to such

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item in the Proposed Closing Statement and the Objection Notice, respectively. The Independent Accounting Firm shall make its determination based solely on presentations and information provided by Buyer or Seller and not by independent review. The Independent Accounting Firm’s determination as to the resolution of the Disputed Amounts shall be in writing and the Parties shall direct the Independent Auditor to furnish such determination to Seller and Buyer as promptly as practicable after the Disputed Amounts have been referred to the Independent Accounting Firm (and in any event within thirty (30) days thereafter, unless the Parties shall agree in writing otherwise). Buyer and Seller each agrees that absent bad faith, Fraud, or manifest error on the part of the Independent Accounting Firm, they shall be bound by the determination of the Disputed Amounts and Final Purchase Price arising therefrom by the Independent Accounting Firm.
(f)    The fees, costs and expenses of the Independent Accounting Firm shall be allocated between Seller and Buyer as determined (and as set forth in the final determination) by the Independent Accounting Firm based upon the relative success (in terms of percentages) of each of Buyer’s claim, on the one hand, and Seller’s claim, on the other hand. For example, if the final determination reflects a sixty-forty (60-40) compromise of the Parties’ claims, the Independent Accounting Firm would allocate expenses forty percent (40%) to the Party (i.e. either Buyer, on the one hand, or Seller, on the other hand) whose claims were determined to be sixty percent (60%) successful and sixty percent (60%) to the Party (i.e. either Buyer, on the one hand, or Seller, on the other hand) whose claims were determined to be forty percent (40%) successful.
(g)    If the Final Purchase Price is less than the Estimated Purchase Price (such difference, represented by a negative number, being the “Overpayment”), then Seller shall pay to Buyer an amount equal to the Overpayment in immediately available funds to an account designated by Buyer.
(h)    If the Final Purchase Price exceeds the Estimated Purchase Price (such difference represented by a positive number, being the “Underpayment”), then Buyer shall pay to Seller an amount equal to the Underpayment in immediately available funds to an account designated by Seller.
(i)    The failure of Buyer to assert any matter that could have been asserted in the Proposed Closing Statement and that Buyer was aware or had knowledge of at shall constitute a waiver of Buyer of any right of Buyer to assert any such matter at any subsequent date as a breach of a representation and warranty against the Seller. For the avoidance of doubt, the Parties agree that the preceding sentence shall not in any way limit Buyer’s right under the RWI Policy.
Section 2.5.    Treatment of Equity Awards. As of the date hereof, no Company Common Stock awards are due to any Person and the Company has no Company Common Stock award plans in effect. Any such Company Common Stock awards or plans deemed to exist shall terminate as of the date hereof.
Section 2.6.    Vietnam VAT Receivable. Within 20 Business Days following the Closing, Buyer shall pay to Seller the amount of the Vietnam VAT Receivable in immediately available funds to an account designated by Seller.

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ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.
Seller represents and warrants to Buyer as of the date hereof (other than representations and warranties that are made as of a specific date which are made only as of such date) as follows:
Section 3.1.    Execution and Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by Seller, and assuming that this Agreement is a valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.
Section 3.2.    Authority. The Seller has been duly incorporated or otherwise formed, under all applicable Laws, is organized and validly subsisting and is in good standing under the Laws of its jurisdiction of incorporation or other formation. Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder (including, without limitation, all right, power, capacity, and authority to sell, transfer, convey, and surrender the Company Common Stock owned by Seller as provided by this Agreement free and clear of all Liens.
Section 3.3.    No Breach. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with, constitute a default under, or result in a violation under the provisions of Seller's governing organizational documents, if applicable, or Lien to which Seller is bound, or any Law or result in the creation of a Lien upon the Company Common Stock held by Seller, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority.
Section 3.4.    Ownership. Seller is the record and beneficial owner of all of the Company Common Stock, free and clear of any Liens, and, upon delivery of and payment for such Company Common Stock as herein provided, Buyer will acquire good and valid title thereto, free and clear of any Lien.
Section 3.5.    Litigation. Except as set forth on Section 3.5 of the Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to Seller's Knowledge, threatened against or involving Seller, that would prevent or restrict Seller's performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
Section 3.6.    Approvals and Consents. Except as set forth in Section 3.6 of the Disclosure Schedule, no consent, approval, notice, Order, authorization, registration, declaration, filing, submission of information, waiver, sanction, license, exemption or Permit is necessary or otherwise required to be obtained by the Seller from any Governmental Authority or Person or pursuant to any Law in connection with the execution and delivery of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

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Section 3.7.    Brokerage. Except for the fees and expenses of B. Riley Securities, Inc. which shall be the sole responsibility of Seller, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.
Section 3.8.    Competition Law Matters (Vietnam). The Seller does not have, on a consolidated basis with the Group and the other affiliated enterprises of the Seller, (i) total assets in the Vietnam market equal to VND 3 trillion or more in the last financial year, and (ii) total sales turnover or input purchase turnover in the Vietnam market equal to VND 3 trillion or more in the last financial year (within the meaning given to the terms “assets”, “sales turnover” and “input purchase turnover” in Vietnam’s Law on Competition No. 23/2018/QH14 and the regulations promulgated thereunder). Furthermore, the combined market share of the members of the Group, together with the Seller, do not represent 20% or more in the relevant market in the last financial year (within the meaning given to the terms “combined market share” in Vietnam’s Law on Competition No. 23/2018/QH14 and the regulations promulgated thereunder).
Section 3.9.    No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III ARE SELLER’S SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES AND NEITHER SELLER NOR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, AND NO SELLER NOR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO THE COMPANY, THE COMPANY’S SUBSIDIARIES, THE SELLER OR THE COMPANY EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT AS COMPREHENSIVELY AS CAN BE CONCEIVED AND THE LAW WILL ALLOW. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE BUYER IS ACQUIRING THE COMPANY COMMON STOCK ON AN “AS IS, WHERE IS” BASIS. FOR THE AVOIDANCE OF DOUBT THE PRECEDING SENTENCE SHALL NOT IN ANY WAY LIMIT BUYER’S RIGHT UNDER THE RWI POLICY. NOTWITHSTANDING THE FOREGOING, THIS SECTION 3.9 DOES NOT CONSTITUTE A WAIVER OR RENUNCIATION BY THE BUYER OF ANY RIGHT OR RECOURSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE RIGHT TO BE INDEMNIFIED IN ACCORDANCE WITH Article VIII.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company hereby represents and warrants to Buyer as of the date hereof (other than representations and warranties that are made as of a specific date which are made only as of such date) as follows.

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Section 4.1.    Organization and Corporate Power. The Company is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Indiana and has all corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.
Section 4.2.    Capitalization.
(a)    The authorized capital stock of the Company consists of 100 shares of common stock, no par value per share. As of the date hereof, 100 shares of Company Common Stock were issued and outstanding.
(b)    All of the outstanding Company Common Stock is held of record by Seller.
(c)    On the date hereof, there are no outstanding shares of capital stock of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Company Common Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any Company securities described in clauses (i), (ii) and (iii) hereof.
Section 4.3.    Subsidiaries.
(a)    Section 4.3(a) of the of the Disclosure Schedule provided in connection herewith (the “Disclosure Schedule”) sets forth a complete and correct list of each Subsidiary of the Company, the legal name, trade names, the authorized as well as issued and outstanding share capital, securities or other ownership interests (together with the holders thereof), the directors and officers of each member of the Group, its place and form of organization, its address and each jurisdiction in which it is authorized to conduct or actually conducts business. Each Subsidiary of the Company is a corporation, partnership, limited liability company, or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.
(b)    All the outstanding shares of capital stock of, or other equity or voting interests in each such Subsidiary are owned by the Company, by one or more wholly-owned Subsidiaries of

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the Company or by the Company and one or more wholly-owned Subsidiaries of the Company, free and clear of all Liens except for transfer restrictions imposed by applicable securities laws, and are duly authorized, validly issued, fully paid and non-assessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 4.4.    Corporate Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and its consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.
Section 4.5.    Non-Contravention; Filings and Consents. Except as set forth in Section 4.5 of the Disclosure Schedule:
(a)    the execution, delivery and performance by the Company of this Agreement and its consummation of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):
(1)    contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company;
(2)    contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order;
(3)    require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected; or
(4)    accelerate the performance required by, or result in the creation of, any Lien on any of the assets, properties or businesses of the Company or any of its Subsidiaries, except as would result directly from the consummation of the transactions contemplated in this Agreement by the Buyer.
(b)    The execution, delivery and performance of this Agreement by the Company and its consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority.

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Section 4.6.    Consents and Approvals. Except as disclosed on Section 4.6 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority or other Person, including under any the applicable Law or pursuant to a Contract.
Section 4.7.    Financial Statements. The Company has delivered to Buyer true and complete copies of its: (a) unaudited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended June 30, 2024, 2023 and 2022; and (b) unaudited consolidated interim balance sheets and statements of income, retained earnings and cash flows as of and for the 12-month period ended June 30, 2024 (the “Current Financial Statements” and, together with the items described in clause (a) above, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition of the Group as at the end of the covered periods and the results of its operations and its cash flows for the covered periods and are based upon, and are consistent with, the Books and Records. The Financial Statements were prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods. Except as and to the extent disclosed in the Current Financial Statements or on Section 4.7 of the Disclosure Schedule, no member of the Group has any liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (w) liabilities that are not required to be set forth in the Current Financial Statements in accordance with GAAP, (x) liabilities incurred in the ordinary course of business since June 30, 2024 (the “Financial Statement Date”), (y) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) liabilities incurred in connection with the transactions contemplated by this Agreement. There has been no, and does not currently exist, any Fraud, nor the existence of or allegation of financial improprieties that involves management of any member of the Group.
Section 4.8.    Absence of Certain Changes. Since the Financial Statement Date, the Company and its Subsidiaries have, in all material respects, conducted their respective businesses in the ordinary course of business consistent with past practice, except for actions taken in respect of in this Agreement, and without limiting the generality of the foregoing, there has not occurred:
(a)    any event, occurrence, or development that has had a Material Adverse Effect, whether covered by insurance or not;
(b)    any redemption, repurchase or other acquisition of shares or securities by any member of the Group or any declaration of, payment of or agreement to pay any dividend, or the declaration or authorization of any other distribution of, on or in respect of any of its securities whether payable in cash, securities or otherwise;
(c)    any acquisition, lease, sale, Lien or other disposition of property or assets reflected its Current Financial Statements other than in the ordinary course;
(d)    any amendment, or relinquishment, termination or non-renewal by any member of the Group of any Material Contract, other than in the ordinary course;

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(e)    any labor or employment dispute or charge of unfair labor practice filed with a Governmental Authority involving any member of the Group or any termination or closure of any facility, business or operation;
(f)    any loss of any customer or supplier listed on Section 4.21 of the Disclosure Schedule nor have the members of the Group, to the Knowledge of the Company, received information to the effect that any of them will lose any such customer or supplier other than in the ordinary course and consistent with past practices of the Group;
(g)    a split, combination or reclassification of any of the outstanding shares or securities of any member of the Group;
(h)    any Contract under which any member of the Group has created, incurred, assumed, or guaranteed any Indebtedness in excess of $500,000;
(i)    any change in the accounting methods, principles or practices of any member of the Group not made in accordance with GAAP; or
(j)    any agreement or commitment to do any of the foregoing that would result in any of the foregoing.
Section 4.9.    Employee Benefit Plans.
(a)    Section 4.9 of the Disclosure Schedule lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material employee benefit plan, program, arrangement, or agreement sponsored by or maintained by the Company for the benefit of any employee or former employee (or their beneficiaries) of the Company one of its Subsidiaries including, but not limited to, deferred compensation, medical, vision, prescription drug, dental or disability insurance plans, fringe benefit plans, leave, workers’ compensation, bonus, commission, and incentive plans, severance or separation benefits, retirement plans, equity-based compensation plans, and change of control benefits (each, an “Employee Benefit Plan”), but excluding any Employee Benefit Plan sponsored by or maintained by Seller on the Company’s and/or Company’s Subsidiaries’ behalf.
(b)    With respect to each Employee Benefit Plan listed on Section 4.9 of the Disclosure Schedule, the Company has delivered or made available to Buyer accurate, current, and complete copies of each of the following, to the extent applicable: (i) where the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments (including, to the extent applicable, insurance policies and contracts for the administration of Employee Benefit Plans by third parties), (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions; and (iv) any material correspondence with any Governmental Authority.
(c)    Each Employee Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms and with all applicable provisions of ERISA (if applicable), the Code (if applicable) and all other applicable Laws.
(d)    Each Employee Benefit Plan is funded in accordance with its terms and with all applicable Laws and all employer or employee payments, contributions and premiums required to be remitted or paid to or in respect of each Employee Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and with all applicable Laws, and no penalties

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are owing or due by or with respect to any Person under or with respect to any Employee Benefit Plan or, if not yet due, have been accrued in accordance with GAAP and the past practices of the Company.
(e)    There are no legal Actions pending against the Employee Benefit Plans (other than routine benefit claims), nor, to the Knowledge of the Company, are there facts that could form the basis for any such legal Actions.
(f)    Except as explicitly contemplated under the terms of this Agreement or as set forth in Section 4.9 of the Disclosure Schedule, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not (whether alone or in combination with any other event) (i) entitle any employee of the Company or any Subsidiary to any material severance pay or any material retention or material change in control bonus, or (ii) accelerate the time of payment or vesting, or increase the amount of, or value of any material compensation or material benefit due any such employee and that, in the case of (i) or (ii), would be payable by the Company or any of its Subsidiaries.
(g)    None of the Company nor any of its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, whether or not subject to ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), whether or not subject to ERISA, (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) whether or not subject to ERISA, (iv) any multiple employer plan (as described in Section 413(c) of the Code) or (v) any plan, program or arrangement that provides for or promises post-retirement or post-employment medical benefits (other than health continuation coverage required by COBRA) for which the covered Person pays the full cost of coverage. None of the Company nor any of its Subsidiaries nor any ERISA Affiliate has any current or potential Liability under Title IV of ERISA. With respect to each Employee Benefit Plan, within the six years prior to the date of this Agreement, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) to the Knowledge of the Company, no “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan. No act, omission or transaction has occurred which has or, to the Company’s Knowledge, is reasonably likely to result in the imposition on the Company or any of its Subsidiaries of (A) breach of fiduciary duty liability damages under Section 409 of ERISA or at common law, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a Tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.
(h)    No payment which is or may be made by, from or with respect to any Employee Benefit Plan to any current or former employee, officer or director of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, alone, or in combination with any other event, could be characterized as an “excess parachute payment” under Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

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(i)    No member of the Group has any indemnity or gross-up obligation for any Taxes imposed under Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law).
(j)    To the Knowledge of the Company and subject to applicable Laws, no condition exists that would prevent any member of the Group from amending or terminating any Employee Benefit Plan without liability to such member of the Group (other than for benefits accrued at the time of termination or for a termination fee subject to the terms of an insurance policy). Subject to applicable Laws, each member of the Group has expressly reserved the right to amend, modify or terminate any Employee Benefit Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right.
(k)    Except as explicitly contemplated under the terms of this Agreement or as set forth in Section 4.9 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (whether alone or in combination with any other event) (i) entitle any current of former employee, officer, director, or consultant of the Company or any Subsidiary to any material severance pay or any material retention or material change in control bonus, (ii) accelerate the time of payment or vesting, or increase the amount of, or value of any material compensation or material benefit due any such current of former employee, officer, director, or consultant of the Company or any Subsidiary, or (iii) give rise to the payment of any amount that would not be deductible or in which an excise Tax would be imposed pursuant to the Section 280G of the Code and that, in the case of (i), (ii), or (iii), would be payable by the Company or any of its Subsidiaries.
Section 4.10.    Labor and Employment Matters.
(a)    Section 4.10 of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of: (i) all current employees of each member of the Group including any employees absent due to an approved leave of absence; (ii) [***] and [***], both of whom are employees of Seller who will become employees of Buyer after Closing (and, together, with (i) the “Employees”), (iii) each Employee’s position, base salary or hourly wage rate, including such Employee’s designation as either exempt or non-exempt from the overtime requirements of applicable United States labor Laws, and all other remuneration payable and benefits provided, including eligibility to participate in profit sharing, incentive and bonus arrangements, accrued vacation, and start date, and (iv) all current consultants, sales representatives, or agents engaged by the Group. No member of the Group has received any notice from any Governmental Authority or other Person disputing that any member of the Group (i) had or has any liability with respect to any misclassification any service providers in the United States as either employees or independent contractors and as exempt or non-exempt for all purposes, including Tax withholding purposes and benefit plan participation purposes, (ii) has properly classified each of its service providers in the United States as either employees or independent contractors and as exempt or non-exempt for all purposes, including tax withholding purposes and benefit plan participation purposes, and (iii) has made all appropriate filings in connection with the services provided by, and compensation paid to, each such service provider.
(b)    The Company has made available to Buyer complete and accurate copies and/or samples of all written individual employment, management, consulting or agency Contracts, any written employee or human resources personnel policies, handbooks or manuals of any member

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of the Group, any change of control agreement, indemnity agreement pertaining to any Employee, agreement as to the length of notice of termination of employment, and any severance, retention or separation Contracts. Each member of the Group is in compliance, in all material respects, with the terms of all such Contracts, policies, handbooks and manuals. The Company has not received any notice from any Governmental Authority or other Person disputing that each member of the Group is in compliance, in all material respects, with the terms of all such Contracts, policies, handbooks and manuals.
(c)    The Company has not received any notice from any Governmental Authority or other Person disputing that each member of the Group has complied, in all material respects, with all applicable Laws relating to employment matters, including any provision thereof relating to wages, salary, regulatory allowances, mandatory insurances, or other compensation, pension provisions, the payment of employee benefits including any bonus under the relevant bonus scheme, classification of current or former employees as exempt or non-exempt, hours of work or other employment standards, immigration, data protection, occupational health and safety, workers’ compensation, labor relations, collective bargaining, human rights, unfair labor practices, employee privacy, pay equity or provisions relating to termination of employment, and there are no payments due thereunder which have not been paid, except in the ordinary course.
(d)    No member of the Group is a party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Authority with respect to employment practices.
(e)    Except as disclosed in Section 4.10 of the Disclosure Schedule and in the ordinary course, there are no pending or, to the Company’s Knowledge, threatened claims or Orders in existence against any member of the Group by a current or former employee, officer, contractor or third party arising out of or relating to any accident or injury or in relation to terms and conditions of employment or engagement or termination of employment or of office.
(f)    All accruals for unpaid vacation pay or other paid leaves or benefits, premiums for employment insurance, pension plan premiums (and premiums under similar legislation in the other applicable jurisdictions), accrued wages, salaries, bonuses, incentive payments, lieu-time and commissions and employee benefit plan payments have been reflected in the Financial Statements in accordance with GAAP, and to the Company’s Knowledge there is no fact that indicates that such accruals reflected in the Financial Statements are understated.
(g)    To the Company’s Knowledge, none of the employees listed in Section 4.10 of the Disclosure Schedule is subject to any restrictive covenant under any contract or agreement (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would reasonably be expected to (i) materially interfere with such employee’s ability to perform his or her employment duties for Buyer or (ii) conflict with the Business.
(h)    Except as set forth in Section 4.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. To the Knowledge of the Company, there is no activity or proceeding by a labor union or representative thereof to organize any employees of

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the Company or any of its Subsidiaries, nor have there been any strikes, slowdowns, work stoppages or, to the Company’s Knowledge, threats thereof by or with respect to such employees during the last twelve (12) months prior to the date of this Agreement.
(i)    In the last ninety (90) days prior to the date of this Agreement, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company and the Company has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law or regulation that is similar to the WARN Act.
(j)    The Company has made available to Buyer all inspection reports under any occupational health and safety Laws relating to the Group. There are no outstanding inspection Orders nor any pending or, to the Company’s Knowledge, threatened charges made under any occupational health and safety Laws relating to the Group. The Group has complied in all respects with any Orders issued under occupational health and safety Laws. There are no appeals of any Orders under occupational health and safety Laws relating to the Group which are currently outstanding.
(k)    There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto that the Group has received from any workers' compensation, Tax authority, or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on. There are no Assessments that have not been paid in full.
Section 4.11.    Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, including in respect of the transactions contemplated hereby. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order.
Section 4.12.    Tax Matters.
(a)    Each member of the Group has filed all of its income and other Tax Returns that it was required to file on or before the date hereof, giving effect to valid extensions. All such Tax Returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries have timely paid or adequately reserved for (as provided in the Financial Statements) all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them, whether or not shown on such Tax Returns, except with respect to matters contested in good faith.
(b)    Except as set forth in Section 4.12 of the Disclosure Schedule, no waiver, extension, or comparable consent given by any member of the Group regarding the application of the statute of limitations with respect to any Taxes or any Tax Return is outstanding, nor is any request for any such waiver, extension or consent pending.
(c)    Except as set forth in Section 4.12 of the Disclosure Schedule, there is no written claim or assessment pending or, to the Knowledge of the Company, threatened against the

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Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, and there is no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency other than any extension of time granted in the ordinary course of business for filing a Tax Return.
(d)    There are no Liens with respect to Taxes, other than Permitted Liens, upon any of the properties or assets, real or personal, immoveable or moveable, tangible or intangible, of any member of the Group and no such Liens are pending or to the Knowledge of the Company, threatened.
(e)    Except as set forth in Section 4.12 of the Disclosure Schedule, each member of the Group has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not shown on any Tax Return or assessed by the appropriate Governmental Authority and there are no Taxes that would be due if asserted by any Governmental Authority. Each member of the Group has established reserves that are reflected on its Books and Records and on the Financial Statements that are adequate for the payment by each member of the Group of all Taxes that are not yet due and payable and that relate to periods ending on or prior to the Closing Date or after the Closing Date, but only, in this latter situation, for such period up to the Closing Date, and such reserves are, and shall be, at least equal to their respective liability for Taxes. Except as set forth on Section 4.12 of the Disclosure Schedule, all Taxes of the Group that are not yet due have been properly accrued in accordance with GAAP on the Current Financial Statements and no deficiencies for any Taxes have been asserted in writing or assessed against any member of the Group which remain unpaid, except for deficiencies which are being contested in good faith and for which adequate provision has been made in the Financial Statements.
(f)    Since the date of the Current Financial Statements, the Group has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of Business, with the exception of such extraordinary gains or losses in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(g)    Each member of the Group required by applicable Law to be registered under the jurisdictions’ valued-added or sales Tax Law, is duly registered under such Law. Each member of the Group has timely collected paid and remitted to the appropriate Governmental Authorities when required by Law to do so, all amounts required to be collected, deemed to have been collected by it or that should have been collected or paid on account of all Taxes and, where applicable, under any similar provincial or other jurisdictions’ value-added or sales Tax Law.
(h)    The Company and each of its Subsidiaries has withheld from their employees (and timely paid to the appropriate Taxing Authority) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable Laws (including, without limitation, income, social security, and other compulsory insurance and employment Tax withholding).

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(i)    All Persons that the Company has engaged as employees and independent contractors are properly classified as employees and independent contractors, as applicable, in accordance with the Code and applicable Tax Laws.
(j)    The Company and each of its Subsidiaries has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts in material compliance with all Tax withholding provisions of applicable Laws other than provisions of employee withholding.
(k)    No member of the Group (i) has Liability for Taxes in a jurisdiction where it does not file a Tax Return, and (ii) has received written notice from a Taxing Authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.
(l)    All transactions that could give rise to an underpayment of Taxes (within the meaning of Code Section 6662) were reported by the Group in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Code Section 6662(d)(2)(B).
(m)    No member of the Group is a party to any Tax allocation or sharing agreement.
(n)    No member of the Group is and was during the applicable period specified in Code Section 897(c)(1)(A)(ii) a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).
(o)    No member of the Group has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.
(p)    With the exception of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, no member of the Group will be required to include any item of income or gain in, or exclude any item of deduction or loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 executed on or prior to the Closing Date, (iii) installment sale or finalization of an open transaction disposition made on or prior to the Closing Date or (iv) other action taken out of the ordinary course of business for the purpose of deferring a Tax from a Tax period ending on or before the Closing Date to a tax period ending after the Closing Date.
(q)    No member of the Group has Liability for Taxes of any Person (other than the Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.
(r)    No member of the Group (i) has been nor is a “passive foreign investment company” within the meaning of Code Section 1297; and (ii) had nor has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise maintained an office or fixed place of business in a country other than its country of formation.
(s)    No member of the Group has received any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority as to Taxes).

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(t)    At no time during the five-year period ending on the date hereof was any member of the Group a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code applied or was intended to apply.
(u)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(v)    No member of the Group (a) participated in the CARES Act stimulus fund program or other COVID-19 Act programs, (b) took a Paycheck Protection Program Loan, (c) deferred Taxes under the authority of Section 2302 of the CARES Act that remain unpaid, or (d) filed to claim the employee retention tax credit pursuant to Section 2301 of the CARES Act.
(w)    Except for customary powers of attorney granted to the Company’s accountants and advisors, no power of attorney granted by or with respect to the Company relating to Taxes is currently in force.
(x)    The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or finalization of an open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
(y)    The Company has not participated in, and has no liability or obligation with respect to, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).
(z)    Neither the Company nor any of its Subsidiaries is a party to any Contract or plan which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code, or that would be subject to an excise Tax by reason of Section 4999 of the Code.
(aa)    To the Company’s Knowledge, there are no pending tax Actions in relation to Taxes against Seller as referred to in Section 281 of the Indian Income Tax Act, 1961, Section 81 of the Indian Central Goods and Services Tax Act, 2017, and similar provisions of the Indian Integrated Goods and Services Tax Act, 2017 and the relevant Indian State Goods and Services Tax Act and Section 142 of the Indian Customs Act, 1962 and there are no outstanding, or to the Company’s Knowledge, pending Actions or written notices in relation to Taxes against the Seller in India that may render the transactions contemplated by this Agreement void.
(bb)    The fair market value of the shares of the Company is not substantially derived from assets located, or treated as located, in India (as determined for Indian tax purposes) and the assets of the Company and its Subsidiaries located, or treated as located, in India contribute less than 50% to the overall fair market value of the assets of the Company.
Section 4.13.    Compliance with Laws; Permits.
(a)    Each member of the Group is operated in compliance, and in the last five years, has been operated in compliance, in all material respects, with all applicable Laws, and (ii) orders, judgments, writs, decrees and injunctions issued by any court, agency or other

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Governmental Authority (each, an “Order”) that are applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. No member of the Group has received any communication from any Governmental Authority that notifies that it is not in compliance with any Laws. There is no investigation, request for information, or other proceeding by any Governmental Authority pending or, to the Company’s Knowledge, threatened against any member of the Group.
(b)    The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities (“Permits”) required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.
(c)    Each member of the Group has complied, in all material respects, with the requirements of all applicable Laws concerning rights in respect of privacy and Personal Data.
Section 4.14.    Environmental Matters.
(a)    The Company and its Subsidiaries complies and have complied at all times in the past five (5) years, in all material respects, with all applicable Environmental Laws in any jurisdiction where a Real Property is or was located. Each member of the Group has all material Environmental Authorizations that are necessary to permit it to own its property and to conduct its business as it is presently conducted in all material respects.
(b)    To the Company’s Knowledge, no property operated or formerly owned by the Company or any of its Subsidiaries is or has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law.
(c)    No property currently owned by the Company or any of its Subsidiaries is or has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law.
(d)    No member of the Group has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law.
(e)    Neither the Company nor any of its Subsidiaries is subject to any Order or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.
(f)    The Company has made available to Buyer complete and accurate copies of all environmental audits, assessments and reports and all other documents and information in its possession or control bearing on environmental liabilities relating to the past or current operations, properties or facilities of the Business and the Real Property.
Section 4.15.    Intellectual Property.

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(a)    Section 4.15 of the Disclosure Schedules, sets forth a listing of (i) all of Intellectual Property Registrations owned by the Group, (ii) all domain names and social media identifiers that are owned or controlled by each member of the Group in connection with the business of the Group, (iii) all material trademarks, service marks, brands, logos and trade names used by one or more member of the Group, regardless of whether registered or applied for, that are owned and developed by Seller or Seller’s subsidiaries other than the Group (indicating for each trademark, service mark, brand, logo or trade name the relevant products, services and activities and the associated territory(ies) of use) and (iv) all material Software developed by or on behalf of the Group and owned by each member of the Group, and for each Software, specifying the name and purpose of such Software, including but not limited to the Group Software (“Owned Intellectual Property”). The members of the Group exclusively own all of the rights, title, and interest to and in the Owned Intellectual Property and all Owned Intellectual Property is free and clear of all Liens, except Permitted Liens, and Outbound Licenses granted to third Persons (including the material agreements disclosed in Section 4.15 of the Disclosure Schedules).
(b)    The Company and its Subsidiaries have a valid license or otherwise have sufficient right to use all material third party Intellectual Property that is used in the Business as currently conducted (the “Inbound Licenses”).
(c)    All material Inbound Licenses and Outbound Licenses (collectively, “Intellectual Property Licenses”) are in good standing and binding on each member of the Group that is a party thereto and, to the Knowledge of the Company, (i) each other party thereto, (ii) enforceable in accordance with their respective terms, and (iii) except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, no default exists on the part of the Group and such Intellectual Property Licenses, including the rights to use it, will not be lost or be terminated or impaired as a result of this Agreement. All royalties, fees, costs and expenses due as of the date hereof pursuant to the Intellectual Property Licenses have been paid.
(d)    The Company or any of its Subsidiaries secured all Inbound Licenses and other rights to use any Intellectual Property currently owned by the Seller which is material to the carrying on of the Business as it is presently conducted prior to Closing, or will be assigned the ownership of such Intellectual Property prior to Closing. To the Knowledge of the Company, the carrying on of the Business as it is currently carried does not infringe, breach, misappropriate, violate or interfere and has not infringed, breached, misappropriated, violated or interfered upon the rights of any third party (including Intellectual Property rights) and there are no grounds on which such claims may be made.
(e)    Neither the Company, nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party).
(f)    To the Company’s Knowledge, no third party has infringed upon, misappropriated or otherwise violated any Intellectual Property of the Company or any of its Subsidiaries.

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(g)    All current and former officers, employees, consultants and independent contractors have either assigned, or can be required by the Group to assign, in writing all of their rights in Intellectual Property developed in the course of their work for the Group or such Intellectual Property is owned exclusively by operation of law by the Group and with regards to non-assignable rights (including moral rights), such officers, employees, consultants and independent contractors have fully authorized the Group to use and otherwise exploit to the fullest extent possible such Intellectual Property.
(h)    The Intellectual Property Registrations are in full force and effect with all filing, issuance, granting, maintenance, annuity and other fees being due and payable in respect thereof, or which would be due and payable within thirty (30) days following the Closing Date, having been paid by the Group.
(i)    To the Company’s Knowledge, (i) the Intellectual Property Registrations are valid and enforceable and have not been used or enforced, or failed to be used or enforced, in a manner that would result in the abandonment, cancellation or loss of enforcement rights of any such Intellectual Property Registrations and (ii) except as disclosed in Section 4.15 of the Disclosure Schedules, no Person other than examiners of an intellectual property office only as part of the prosecution of any Intellectual Property Registrations has challenged the validity or ownership of any of the Intellectual Property Registrations, or threatened to do so.
(j)    The Group has in its possession all material data, tools, specifications and documentation required in order to market, distribute, preserve, maintain and, to the Company’s Knowledge, further develop, modify or improve the material Intellectual Property developed by the Group or on its behalf.
(k)    No member of the Group has received any notice from any current or former officer, employee or independent contractor of the Group claiming an interest in any of the Owned Intellectual Property or claiming any right to a royalty or other consideration.
(l)    No third party is retaining any Intellectual Property that would otherwise be assigned to a member of the Group by reason of non-payment of the consideration in connection with the assignment of Intellectual Property to the Group.
(m)    The Group has the full right and authority to use the material Computer Systems and all such use is within the scope of such right and authority (either as owner or licensee of each element of the Computer Systems); and (i) to the Knowledge of the Company no material Computer System contains any Malicious Code; (ii) the Group takes, and has taken, commercially reasonable steps to ensure that the Computer Systems are secure and free of any Malicious Code; (iii) the Group has taken commercially reasonable steps to put in place, and periodically tests, back-up systems and a disaster recovery plan for the material Computer Systems; (iv) the material Computer Systems function, operate, process and compute, in all material respects, in accordance with all applicable Laws and with their documentation and technical specifications; and (v) to the Knowledge of the Company, the material Computer Systems have not materially been unable to perform as required, function correctly, resulted in degraded or unavailable performance or otherwise materially deviated from their technical specifications within the past three (3) years.

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(n)    The Group has taken reasonable steps to (i) protect the Group’s rights in the Group’s Intellectual Property or any Intellectual Property of third parties provided to the Group material to the Business, (ii) ensure that all trade secrets and other confidential information of the Group material to the Business are not part of the public domain. To the Knowledge of the Company, no trade secrets or other confidential information have been misappropriated by any Person (including by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Group).
(o)    The Source Code to any Group Software has not been delivered or made available to any Person other than employees, contractors, consultants and service providers as reasonably required to carry on the Business. The Group has not agreed to or undertaken to or in any other way promised to provide such Source Code to any Person.
(p)    Section 4.15 of the Disclosure Schedules contains a list of each item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined, distributed or made available with, or used in the development, delivery or provision of the Group Software, that sets out the name of each such item of Open Source Software and name and version number of the license agreement applicable to such item, and specifying the Group Software in which the Open Source Software is or has been included, incorporated, embedded in or linked to. Each member of the Group is in compliance with all terms stipulated by the licenses governing such Open Source Software.
(q)    No Open Source Software has been used, incorporated or modified by or, to the Knowledge of the Company, on behalf of the Group: (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Owned Intellectual Property; or (ii) in a manner that would require the Group to disclose or distribute the Source Code to any of the Group Software or grant a license or provide the Source Code to any of the Group Software. Each member of the Group is in compliance, in all material respects, with the obligations under any open source license pursuant to which the Group has obtained the right of use any Open Source Software. To the Company’s Knowledge, no Group Software, or trade secrets or confidential information of the Group has been contributed to any Open Source Software project.
(r)    Except as disclosed in Section 4.15 of the Disclosure Schedule, the Group only uses data sourced from a customer for the training of the specific AI Products ordered by this customer. The Group does not use any Personal Data as Training Data. Section 4.15 of the Disclosure Schedule accurately identifies and describes all material AI Products of the Group.
Section 4.16.    Real Property.
(a)    Section 4.16 of the Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of its Subsidiaries (each an “Owned Real Property”) and leased by the Company or any of its Subsidiaries (each a “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy

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peaceful and undisturbed possession of each Owned Real Property and Leased Real Property. Copies of all Leased Real Property leases have been made available to the Buyer.
(b)    The Company and each of its Subsidiaries has good and marketable title to, or in the case of Leased Real Property and leased tangible assets, valid leasehold interests in, all of the Real Property used in the conduct of its business and, all such property and assets, are free and clear of all Liens, except for Permitted Liens and as set forth in Section 4.16 of the Disclosure Schedule.
(c)    All rent to be paid and other payments required to be made pursuant to the Leased Real Property leases have been duly paid or made to date, and the Company has not received any notice that it is in default in meeting its obligations under any of the Leased Real Property leases. To the Company’s Knowledge, none of the lessors under any of the Leased Real Property leases is in default in meeting any of its obligations under any of the Real Property Leases.
(d)    To the Company’s Knowledge, each of the Leased Real Property leases covers the entire estate it purports to cover. Following Closing, for Real Property Leases pursuant to which a member of the Group is a lessee, the Leased Real Property leases will continue to entitle such member of the Group to the use, occupancy and possession of the Leased Property specified in the Leased Real Property leases for the purposes for which such property is currently used.
(e)    The heating, ventilating, plumbing, drainage, electrical and air conditioning systems used in the Owned Real Property and, to the Company’s Knowledge, in the Leased Real Property, are in working order and free of material defect, except for ordinary, routine maintenance and repairs.
Section 4.17.    Material Contracts.
(a)    Section 4.17 of the Disclosure Schedule lists, as of the date hereof, and the Company has made available to Buyer true, correct and complete copies of each of the following Contracts (each, a “Material Contract”) to which the Company or any of its Subsidiaries is a party or which materially bind or affect their respective properties or assets (excluding Contracts disclosed in Section 4.16 of the Disclosure Schedule, and excluding Employee Benefit Plans disclosed in Section 4.9 of the Disclosure Schedule):
(1)    Contracts and other agreements (other than employment agreements) with any current of former officer, director, employee, consultant, agent or shareholder;
(2)    Contracts for the purchase or sale of materials, supplies, equipment, merchandise or services other than in the ordinary course of business and other agreements, or any series of related Contracts or agreements (excluding purchase orders), involving annual payments by any member of the Group in excess of $500,000;
(3)    Open purchase orders from customers of an amount or value in excess of $500,000;
(4)    except for arrangements entered into solely among Seller, the Company, and/or wholly owned Subsidiaries of the Company, Contracts that relate to the sale, securitization or servicing of loans or loan portfolios, in each case, in

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connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such Contract are greater than $500,000;
(5)    Contract with a customer or a supplier listed in Section 4.21 of the Disclosure Schedules;
(6)    any Contract entered into by any member of the Group involving any Governmental Authority;
(7)    Contract which concerns any joint venture, partnership or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any member of the Group;
(8)    Contract with respect to Owned Intellectual Property (other than a license agreement incorporated into the terms and conditions of sale for goods or services);
(9)    Contract under which any member of the Group has created, incurred, assumed, or guaranteed any Indebtedness in excess of $500,000; or
(10)    Contract containing non-competition provisions applicable to the Group, excluding any Contract already listed in paragraphs (1) to (9) above and except for confidentiality and non-disclosure agreements or purchase orders entered into by a member of the Group in the ordinary course of business.
(b)    Each Material Contract (i) is, in all material respects, valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto; (ii) is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles; (iii) has been performed and complied in all material respects with all obligations required to be performed or complied with by the Company, its Subsidiaries and each other party thereto; (iv) has no material default by the Company or any of its Subsidiaries, or by any other party; and (v) has no event that has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries or by any other party thereto.
(c)    No counterparty to any Material Contract has threatened to terminate, cancel or not renew any Material Contract. No counterparty to any Material Contract has given the Group a written or, to the Company’s Knowledge, oral notice of its intention to (i) renegotiate, not renew, or materially change the scope of the rights or obligations under any Material Contract; (ii) materially reduce the frequency or volume of purchase orders (or similar documents) submitted to the Group; or (iii) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions.
Section 4.18.    Anticorruption. The Company and its Subsidiaries, including their respective employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries

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(collectively with the FCPA, the “Anticorruption Laws”). The Company and its Subsidiaries, including their employees, directors, agents or other persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. The Company and each Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.
Section 4.19.    Insurance. The Company and its Subsidiaries maintain, or Seller maintains on behalf of Company and its Subsidiaries, policies of insurance, including property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that are, in form and amount, legally required or customary for the Company's and its Subsidiaries' types of business and as may be additionally required under the terms of any Contract or agreement. Section 4.19 of the Disclosure Schedule sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by the Company and its Subsidiaries as of the Closing Date; and (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by the Company and any of its Subsidiaries. Each insurance policy and bond was issued in accordance applicable Laws and is in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are in compliance, in all material respects, with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. To the Knowledge of the Company, there is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.
Section 4.20.    Brokers. Except as set forth in Section 4.20 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to receive any brokerage, finder's, or financial advisor's transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Seller, the Company or any of its Subsidiaries.
Section 4.21.    Customers and Suppliers. Section 4.21 of the Disclosure Schedule sets forth a correct and complete list of the top ten (10) customers and top ten (10) suppliers of the Group by dollar volume during the fiscal year ended June 30, 2024, and indicates with respect to each the dollar volume of business with the Group. As of the date hereof, no member of the Group is required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier listed on Section 4.21 of the Disclosure Schedule, other than in the ordinary course of business and consistent with past practices of the Group. Since the Financial Statement Date, (i) no customer or supplier listed on Section 4.21 of the Disclosure Schedule has terminated its relationship with the Group, except as disclosed in Section 4.21 of the Disclosure Schedule and (ii) no supplier or customer listed on Section 4.21 of the Disclosure Schedule has notified any member of the Group of its intention to materially reduce its relationship or alter material terms upon which it conducts business with them (including, in the case of suppliers, the payment and credit terms extended to the Group and, in the case of customers, the rate or amount of sales or purchases or the non-renewal or

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cancellation of any Contract set to expire) and, to the Knowledge of the Company, there is no basis for such change. As of the date hereof, no member of the Group is involved in any claim, dispute or controversy with any of the customer or supplier listed on Section 4.21 of the Disclosure Schedule, other than in the ordinary course of business and consistent with past practices of the Group.
Section 4.22.    Transactions with Affiliates and Related Parties. Except as disclosed on Section 4.22 of the Disclosure Schedule and for Contracts entered into between a member of the Group and another member of the Group in the ordinary course of business: (a) none of the customers, or suppliers, of the Group are Affiliates of any member of the Group or of any of its officers or directors; (b) none of the Real Property or assets of any member of the Group are owned or used by or leased to any of the Group’s Related Parties, except in their capacities as Affiliates of the Group; (c) no member of the Group is party to a Contract with a Related Party, except in their capacities as Affiliates of the Group; and (d) none of the Group’s officers or directors provides any legal, accounting or other services to a member of the Group, except in their capacities as Affiliates of the Group.
Section 4.23.    Inventory. The Inventory is labelled and stored in compliance with all applicable Laws.
Section 4.24.    Books and Records. The Seller has made available to the Buyer all material Books and Records. The Books and Records used to prepare the Financial Statements (i) have been maintained, in all material respects, in accordance with applicable Laws and on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of each member of the Group and (iii) accurately and fairly reflect the basis for the Financial Statements.
Section 4.25.    Constating Records. The Constating Records of each member of the Group (i) are complete and accurate, in all material respects; (ii) are, to the Company’s Knowledge, maintained in accordance with all applicable Laws and (iii) contain copies of all resolutions passed by the respective shareholders and directors of each such member of the Group since the date of their incorporation or formation, or the Seller’s acquisition of such member of the Group. Complete and accurate copies of the Constating Records have been made available to the Buyer.
Section 4.26.    Accounts Receivable. The accounts receivable of the Group have arisen only from bona fide transactions in the ordinary course. To the Company’s Knowledge, there is no fact or circumstance generally (other than general economic conditions) which could result in any increase in the non-collectability of the accounts receivable as a class in excess of the reserves therefore (if any) set forth in the Financial Statements. All accounts receivable are fully and validly due and owing to a member of the Group and are good and collectible pursuant to the terms of such accounts, subject to the reserve for bad debts recorded in the Books and Records and determined in accordance with GAAP and the past practices of the Group. To the Company’s Knowledge, there are no facts or circumstances existing as of the date of this Agreement that may result in any claims of setoff or other defenses or counterclaim against any accounts receivable of the Group.
Section 4.27.    Title to Assets.

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(a)    Except as set forth in Section 4.27 of the Disclosure Schedules, each member of the Group is the legal and beneficial owner of, and has good and marketable title to, or (in the case of Leased Real Property) an enforceable lease with respect to, or (in the case of property held under another Contract) an enforceable interest in or right to use, all the assets used by such member of the Group in connection with the Business free and clear of all Liens other than Permitted Liens;
(b)    The Group owns and is in possession of each of the assets shown or reflected on the Financial Statements or otherwise on the books of the Group (except only those assets which have been disposed of in the ordinary course since the dates thereof and all other assets acquired since the dates thereof) with good and marketable title, free and clear of all Liens other than Permitted Liens.
Section 4.28.    Condition of Assets. To the Company’s Knowledge, the assets and properties owned by the Group are in an appropriate condition for the Group to operate the Business in the ordinary course and consistent with past practices and the Company has not received any notice from any Governmental Authority or other Person disputing the foregoing.
Section 4.29.    Grants and Subsidies. Except as disclosed in Section 4.29 of the Disclosure Schedules, no member of the Group has applied for or received any grant or subsidy, from any Governmental Authority, or has any present indebtedness, obligation or liability of whatsoever nature and kind resulting from any grant or subsidy between any member of the Group and any Governmental Authority.
Section 4.30.    Warranties and Product Liability. Each product manufactured, sold, or delivered or service provided or rendered by any member of the Group for which that Group member’s express or implied warranties will continue after the date hereof complies in all material respects with all express and implied warranties made by such member of the Group and the Company has not received any notice from any Governmental Authority or other Person disputing the foregoing.
Section 4.31.    No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV ARE COMPANY’S SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES AND NONE OF SELLER, THE COMPANY, OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, AND NO SELLER, NOR THE COMPANY OR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO THE COMPANY, THE COMPANY’S SUBSIDIARIES, THE SELLER OR THE COMPANY EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT AS COMPREHENSIVELY AS CAN BE CONCEIVED AND THE LAW WILL ALLOW. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE BUYER IS ACQUIRING THE

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COMPANY COMMON STOCK ON AN “AS IS, WHERE IS” BASIS. FOR THE AVOIDANCE OF DOUBT, THE PRECEDING SENTENCE SHALL NOT IN ANYWAY LIMIT THE BUYER’S RIGHT UNDER THE RWI POLICY.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller as follows:
Section 5.1.    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power to carry on its business as now conducted.
Section 5.2.    Authority. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller and the Company, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity.
Section 5.3.    Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority.
Section 5.4.    Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; or (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any Law or Order, with such exceptions, in the case of each of clauses (ii) and (ii) of this section, would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
Section 5.5.     Financing. Buyer's obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by Buyer of any financing or the consummation of any other transaction and no condition precedent or other contingencies exist related to the financing of the full amount of the amounts due from Buyer pursuant to this Agreement.
Section 5.6.    Investment Representations. The Company Common Stock to be acquired by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or dispose of the Company Common Stock so acquired by it in violation of any of the registration requirements of

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the Securities Act or any applicable Laws. Buyer has such knowledge and experience in financial and business matters and investments in general that makes it capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby. Buyer acknowledges that it has (a) retained expert advisors experienced in the evaluation and purchase of businesses such as the acquisition of the Company contemplated by this Agreement and has conducted its own independent investigation, review, and analysis of the Company and the Group; (b) been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from Seller and Representatives of the Company concerning the merits and risks of investing in the Company; and (c) been given access to information provided to it by the Seller, Company, and the Group about the Group, their results of operations, financial condition, and cash flows, and their business that Buyer believes, in the context of the aforementioned answers and information, are necessary to verify the accuracy of the same or to satisfy its advisors’ requests for the same; and (d) reviewed the aforementioned answers and information with its investment, tax, accounting, legal, and other retained advisors.
Section 5.7.    Finder's Fees. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
Section 5.8.    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against or affecting Buyer, including in respect of the transactions contemplated hereby, that would reasonably be expected, individually or in the aggregate, to materially impair Buyer's ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby.
Section 5.9.    CFIUS Foreign Person Status. Buyer is an “excepted investor” as that term is defined in 31 C.F.R. 800.219.
SECTION 5.10.    Limitations on Representations and Warranties. BUYER ACKNOWLEDGES THAT (A) NONE OF THE COMPANY, ANY SELLER, OR ANY PERSON ON BEHALF OF THE COMPANY OR SELLERS IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE BY SELLERS IN ARTICLE III OR BY THE COMPANY IN ARTICLE IV, AND (B) BUYER HAS NOT BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATIONS, WARRANTIES, OR STATEMENTS (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY ANY PERSON THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV. BUYER AGREES TO ACCEPT THE COMPANY EQUITY ON THE CLOSING DATE BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT THERETO AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESSED OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICER, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS, ADVISORS, OR OTHER REPRESENTATIVES, EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN EITHER ARTICLE III OR ARTICLE IV. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY

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PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECTIVE INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, EXCEPT THOSE, IF ANY, EXPRESSLY MADE BY SELLERS IN ARTICLE III OR THE COMPANY IN ARTICLE IV.
ARTICLE VI. COVENANTS
Section 6.1.    Indemnification of Officers and Directors.
(a)    For a period of six (6) years following the Closing, Buyer shall not, and shall not permit the Company or the Company’s Subsidiaries to, amend, repeal, or modify any provision in the Company's governing documents or those of the Company’s Subsidiaries, including the Company's or the Company’s Subsidiaries certificate of incorporation and bylaws (or similar documents), relating to the exculpation or indemnification of former officers and directors (unless required by Law), in any manner that would result in such provisions being less favorable to the former directors and officers as in effect as of the date hereof, which, for the avoidance of doubt, is that the officers and directors of the Company and of the Subsidiaries shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law in the State of Indiana.
(b)    Prior to Closing, Seller shall have obtained tail coverage for a period of six (6) years following the Closing under the Seller’s director and officer liability insurance, providing coverage for the individuals who were officers and directors of the Company and/or the Subsidiaries immediately prior to the Closing.
(c)    The provisions of this Section 6.1 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and of the Subsidiaries and their respective heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and their respective heirs and personal representatives may have under the organizational documents of the Company, any of the Subsidiaries or applicable Law.
(d)    If the Buyer, the Company or any Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, the Buyer shall cause proper provision to be made so that the successors and assigns of, as the case may be, assume the obligations set forth in this Section 6.1.
(e)    The obligations of Buyer and the Company under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.1 applies without the consent of such affected director or officer.
Section 6.2.    Employee Matters Covenants.
(a)    Each Employee who remains so employed as of and following the Closing is referred to herein as a “Continuing Employee.”
(b)    For a period of 90 days following the Closing, (i) Buyer shall, or shall cause the Company to, provide to Continuing Employees base salaries or hourly wage levels and paid time

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off benefits that are no less favorable than the base salaries or hourly wage levels and paid time off benefits provided to Continuing Employees immediately prior to the Closing and (ii) Buyer shall use commercially reasonably efforts, or shall cause the Company to use commercially reasonable efforts, to (i) provide to Continuing Employees employee welfare and retirement benefits that are as consistent as possible with the benefits provided to the Continuing Employees immediately prior to the Closing; (ii) to the extent permissible by Law and under Buyer’s employee welfare and retirement benefit plans, waive all waiting periods and not deny Continuing Employees coverage on the basis of pre-existing conditions and (iii) to the extent permissible by Law and under Buyer’s employee welfare and retirement benefit plans, credit such Continuing Employees for any co-payments, co-insurance, deductibles and out-of-pocket expenses paid under Seller's plans in the year of initial participation in the Buyer plans.
(c)    For purposes of eligibility and vesting under the employee benefit plans of Buyer, and to the extent consistent with applicable Laws and the terms of such employee benefit plans of Buyer, Buyer shall credit each Continuing Employee with their years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing.
(d)    Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.2 shall (i) create any third party rights, including without limitation a right to continued employment, in any current or former employee or other service provider of the Company or the Subsidiaries or Affiliates (or any beneficiaries or dependents thereof). (ii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Buyer, the Company or its Subsidiaries, or (iii) subject to compliance with the other provisions of this Section 6.2, alter or limit Buyer's ability amend, modify or terminate any specific employee benefit plan, program, agreement or arrangement at any time.
(e)    Buyer shall not, and shall not permit the Group to, take any action following the Closing that would, solely by reason thereof, result in any liability for the Seller related to or arising from the WARN Act or similar Law. If the Buyer takes any action within ninety (90) after the Closing Date that independently would be construed as a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.
Section 6.3.    Cooperation Concerning Representation and Warranty Insurance.
(a)    Contemporaneously with and as a condition to Seller signing this Agreement, Buyer has obtained a conditional binder committing the RWI Issuer to issue the RWI Policy on the terms and conditions therein provided.
(b)    Buyer shall ensure that the RWI Policy contains provisions stating that the RWI Insurer may not seek to enforce any subrogation rights it might have against Seller based upon, arising out of, or related to this Agreement or any other documents signed in connection herewith, or the negotiation, execution or performance of this Agreement or any other documents signed in connection herewith, except in the case of Fraud (the “Subrogation Waiver”). Without Seller’s prior written consent, Buyer and its Affiliates shall not amend, modify or otherwise change the Subrogation Waiver in a manner adverse to Seller.

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Section 6.4.    Payment of Management Fees. Prior to Closing, Seller provided Buyer with evidence of all the management services agreements and invoices required under applicable Laws for each of Suzhou Kimball Electronics Trading Limited, Suzhou Kimball Electronics Manufacturing Limited and Kimball Electronics Japan, G.K., Kimball Electronics (India) Private Limited to proceed with the payment of the management fees owed by each of them to the Company and then to the Seller through Closing. To the extent such management fees have not been paid to the Seller prior to Closing, Buyer agrees to pay such management fees to Seller within 20 Business Days following receipt of such evidence from Seller.
ARTICLE VII. TAX MATTERS
Section 7.1.    Tax Covenants.
(a)    Pre-Closing Tax Periods. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns (the “Prior Period Returns”) for the Group for Pre-Closing Tax Periods that end on or before the Closing Date that are required to be filed after the Closing Date. All such Prior Period Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law.
(b)    Seller shall prepare, or cause to be prepared all Tax Returns required to be included in Seller’s consolidated U.S. Tax Returns using the close-the-books method under Treas. Reg. § 1.1502-76(b)(2)(i).
(c)    Straddle Period Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns (“Straddle Period Returns”) of the Group members for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Periods”). All such Straddle Period Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Group members, except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all such Straddle Period Returns (together with all schedules, statements and attachments and, to the extent requested by non-preparing party, supporting documentation) to Seller at least forty-five (45) days prior to the due date (including extensions) of such Straddle Period Return and such Tax Returns shall be filed by Buyer on or before the due date for filing such Tax Returns. If Seller objects to any item on any such Straddle Period Return, Seller shall, within ten (10) days after delivery of such Straddle Period Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accounting Firm are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accounting Firm' resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller. Seller shall pay to Buyer the amount of any Taxes attributable to the Pre-Closing Tax Period on such Straddle Period Returns

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of the Group members on or before the date which is three (3) days before the due date of such Straddle Period Returns (after giving effect to any valid extensions), except to the extent such Taxes were taken into account in Indebtedness, as finally determined, or otherwise have already been paid to the relevant Taxing Authority.
(d)    Tax Audits. Each of Buyer and the Seller will promptly notify the other Party of any Tax controversy or audit arising for any Pre-Closing Tax Period with respect to Taxes of member of the Group. Seller may, at its expense, participate in and, to the extent that such Seller Tax Claim (i) relates to any Taxes for which Seller will reasonably be expected to bear responsibility to pay all or a portion of the Tax, or (ii) relates to a Tax taken into account in the calculation of the Purchase Price, and upon written notice to Buyer, assume the defense of any such Tax controversy (“Seller Tax Claim”). If Seller assumes such defense, then Seller will have the authority, with respect to any Seller Tax Claim, to represent the interests of the Group member before the relevant Taxing Authority and Seller will have the right to control the defense, compromise or other resolution of any such Seller Tax Claim, subject to the limitations contained herein. Buyer will have the right (but not the duty) to participate in the defense of such Seller Tax Claim and to employ counsel, solely at its own expense, separate from the counsel employed by Seller. Seller will not enter into any settlement of or otherwise compromise any such Seller Tax Claim that may have an impact on any Group member Taxes after the Closing Date without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Seller will keep Buyer reasonably informed with respect to the commencement, status and nature of any such Seller Tax Claim and will, in good faith, allow Buyer to consult with Seller regarding the conduct of or positions taken in any such proceeding. If Seller decides not to assume the defense of any such Seller Tax Claim, then Buyer will keep Seller informed with respect to the commencement, status and nature of any such Seller Tax Claim and will, in good faith, allow Seller to consult with Buyer regarding the conduct of or positions taken in any such proceeding. Buyer will not enter into any settlement of or otherwise compromise any such Seller Tax Claim that may increase the Tax liability of Seller, without the prior written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed.
(e)    Tax Deductions. For purposes of preparing and filing any Tax Returns for the Group member for any Pre-Closing Tax Period, Seller and Buyer agree that, to the extent permitted by applicable Law, any deductions attributable to (i) any Transaction Expenses, (ii) any similar expenses of a Group member and any bonuses or other compensation paid or accrued by the Group on or before the Closing Date, or paid promptly after the Closing Date in accordance with typical payroll practices, or paid by Buyer on behalf of the Company that reduces the final Purchase Price as finally determined on or after the Closing Date (and any related Group member payroll taxes), (iii) any deductible payments made with respect to the Indebtedness, (iv) any expenses of the Company included as a liability in Final Net Working Capital as finally determined and (v) any such expenses incurred or accrued on or before the close of business on the Closing Date, shall, to the extent in all such cases that any such deductions described in the preceding clauses (i) through (v) were funded directly or indirectly by Seller, or the Group effective (or deemed effective) on or prior to the Closing Date, be allocated to the Pre-Closing Tax Period and reported by Seller, and not by Buyer or any Affiliate thereof, to the extent deductible at a “more likely than not” or higher level of confidence in the

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Pre-Closing Tax Period. Buyer shall, and shall cause its Affiliates, including the Company after the Closing, to not take any inconsistent position on any Tax Return.
(f)    Tax Refunds and Credits. Except to the extent reflected as a current asset in the calculation of Final Net Working Capital or in Indebtedness, all refunds or offsets of or interest on Taxes or Tax credits (“Tax Refunds”) attributable to the Company for any Pre-Closing Tax Period (net of costs and expenses and additional Taxes incurred by Buyer or its Affiliates in obtaining such refunds and credits), including related to any state Tax estimated payments made prior to Closing by the Group with respect of any state pass-through entity level Tax or non-resident withholding or other Tax payments on behalf of Seller, shall be paid to Seller within fifteen (15) days after receipt thereof. Each Party shall notify the other of any Tax Refunds within forty-five (45) days of the Party’s filing a Tax Return for a Pre-Closing Tax Period.
(g)    Closing Date and Post-Closing Actions of Buyer. Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), following the Closing, none of Buyer, a Group member or any of their Affiliates shall: (i) file, refile or amend any Tax Return, or otherwise modify (or grant an extension of any statute of limitation with respect to), or make any claim for refund to the extent that such Tax Return or claim for refund relates to any Pre-Closing Tax Period; or (ii) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to any Pre-Closing Tax Period. Moreover, neither Buyer, the Group nor any of their Affiliates shall engage in any Tax related action not in the ordinary course of business occurring or effective on the Closing Date after the Closing that would impact a Pre-Closing Tax Period and not otherwise contemplated hereby, including any election pursuant to Sections 338 or 336(e) of the Code.
(h)    Actions of Seller. Without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), following the Closing, none of Seller or any of its Affiliates shall: (i) refile or amend any Tax Return, or otherwise modify (or grant an extension of any statute of limitation with respect to), or make any claim for refund to the extent that such Tax Return or claim for refund relates to any Pre-Closing Tax Period or post-Closing Tax period or that could impact the Tax liability of Buyer after Closing; or (ii) make or change any Tax election or Tax accounting method or practice with respect to or that has an effect to any Pre-Closing Tax Period or post-Closing Tax period or that could impact the Tax liability of Buyer after Closing. Moreover, neither Seller or any of its Affiliates shall engage in any Tax related action not in the ordinary course of business occurring or effective after the Closing Date that would impact a Pre-Closing Tax Period or post-Closing Tax period and not otherwise contemplated hereby, including any election pursuant to Sections 338 or 336(e) of the Code.
Section 7.2.    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any member of the Group have been terminated. None of the Company, its Subsidiaries, the Seller nor any Seller Affiliates and their respective Representatives has any further rights or liabilities thereunder.
Section 7.3.    Straddle Period Allocation. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

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(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date;
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; and
(c)    Buyer shall file or cause to be filed Tax Returns with respect to a Straddle Period. Such Tax Returns shall be prepared and reviewed by Seller in accordance with the Tax Return Procedures as described in Section 7.1.
Section 7.4.    Straddle Period Returns Liability. Except as otherwise provided in this Article VII, Seller will be liable for all Taxes properly allocated to the Pre-Closing Tax Period relating to the Straddle Period, except to the extent on a dollar for dollar basis such liability is in the calculation of Final Net Working Capital or in Indebtedness.
Section 7.5.    Refunds. Any refunds of Pre-Closing Taxes received or applied as a credit to Taxes otherwise due by the Company or its Subsidiaries shall be transmitted to Seller within fifteen (15) Business Days of receipt or credit of the same, provided that this refund has not been taken into account in the calculation of the Final Purchase Price.
Section 7.6.    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Group. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
Section 7.7.    Transfer Taxes.
(a)    The responsibility for any stamp, transfer, recordation, documentary, sales and use, value added, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or as a consequence of, the transactions contemplated in this Agreement (the “Transfer Tax”) will be borne by equally by Buyer and Seller, except for any Transfer Tax that is a capital gain or indirect share transfer tax which shall be borne exclusively by the Seller.

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(b)    Notwithstanding any contrary provision contained herein, Buyer will (i) prepare, or cause to be prepared, and will timely make, or cause to be timely made, all filings, returns, reports, and forms (“Transfer Tax Filings”) as may be required to comply with the provisions of applicable Laws in connection with the payment of the Transfer Tax and (ii) promptly provide Seller a copy of the same.
(c)    Such Transfer Tax Filings shall be prepared by Buyer and reviewed by Seller in accordance with the Tax Return Procedures as described in Section 7.1(c) above with the necessary adjustments.
ARTICLE VIII. SURVIVAL; NO RECOURSE; LIMITED INDEMNIFICATION.
Section 8.1.    Survival.
(a)    The Parties, intending to modify any applicable statute of limitations, agree (i) that the representations and warranties in Article III, Article IV and Article V of this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, except in the case of Fraud, thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person (including any party or any of their respective Affiliates) in respect thereof, and (ii) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Person (including any party or any of their respective Affiliates) in respect of any covenant or agreement to be performed prior to or at Closing other than, and solely in the case of, Fraud. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing (including indemnification obligations) or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. NEITHER BUYER NOR THE MEMBERS OF THE GROUP (AFTER CLOSING) SHALL HAVE ANY POST-CLOSING REMEDY AGAINST SELLER FOR BREACHES OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT, EXCEPT IN THE CASE OF FRAUD OR PURSUANT TO THE RWI POLICY. The foregoing shall not limit (a) any claim or recovery that may be available to Buyer under the RWI Policy (which shall be governed by its terms and shall not be limited by the survival or nonsurvival terms herein) or (b) any claim for Fraud.
(b)    After Closing, no party may bring any Action seeking to rescind the transactions or this Agreement, whether based on Fraud; knowing, willful, or intentional misconduct; recklessness; gross negligence; negligence; breach of contract; breach of statute; tort; or otherwise.
Section 8.2.    No Recourse Against Seller and Affiliates.
(a)    From and after Closing, except in the case of Fraud, Buyer’s sole source for any claim for breach of any representation, warranty contained in this Agreement will be the RWI Policy. Except for a claim (a) to enforce any decision or determination of the Independent Accounting Firm, (b) for breach of any covenant or agreement in this Agreement, or (c) for Fraud, from and after Closing (collectively the “Permitted Claims”), Buyer shall not, and shall cause its Affiliates (including each member of the Group) and its and their respective directors, managers, members, partners, stockholders, shareholders, option holders, officers and employees to not, file any claim related to this Agreement other than Permitted Claims.

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(b)    In furtherance of the foregoing, Buyer, for itself and on behalf of each of its successors or assigns and each of its Affiliates and each of their respective representatives, hereby expressly waives from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty set forth in this Agreement, or any covenant or obligation in this Agreement that is to have been performed, by Seller, the Company, and/or the Company’s Subsidiaries prior to the Closing that such party may have against Seller, the Company, and/or the Company’s Subsidiaries or any of their Affiliates or any of their respective representatives arising under or based on any theory whatsoever, under any Law, in equity, contract, tort or otherwise. For the avoidance of doubt, Buyer shall be permitted to make claims resulting from, arising out of, or in connection with the foregoing only against and pursuant to the terms set forth in the RWI Policy or in the case of Fraud.
(c)    No claim shall be brought or maintained against any Person that is not expressly identified as a party hereto, except in the case of Fraud by the Seller in which such Person has participated. Without limiting the generality of the foregoing, it is expressly acknowledged that the following Persons are not parties to this Agreement: the direct and indirect equityholders of Seller, the Company, the Company’s Subsidiaries, and any present or former officer, director, manager, employee or Affiliate of any such Person, and no recourse shall be brought or granted against any of such Persons, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party set forth or contained in this Agreement or any Disclosure Schedule hereto, made in connection with the transactions contemplated hereby or any certificate delivered hereunder except in the case of Fraud by the Seller in which such Person has participated.
Section 8.3.    Indemnification by Seller. Subject to the limitations set out in Section 8.1, and Section 8.7, the Seller shall, indemnify and save Buyer, each of Buyer’s directors, officers, employees and agents (each a “Buyer Indemnitee”), and as of the Closing each member of the Group, harmless of and from any Losses suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(a)    any failure of Seller to perform or fulfil any of its covenants, obligations or agreements under this Agreement which are required to be performed after the Closing;
(b)    all Taxes (i) of the Group or relating to the Business for all Pre-Closing Tax Periods, other than Taxes attributable to any election or other action by Buyer or by the Group after the Closing which shall be excluded from the indemnification and be borne and paid by Buyer; (ii) of Seller or the Group arising from Pre-Closing business transactions and acquisitions of Seller or the Group, including, but not limited to, Seller’s purchase of an interest in the Company; (iii) of any member of an affiliated, consolidated, combined or unitary group of which any member of the Group (or any predecessor) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) of any Person imposed on any member of the Group arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date;

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(c)    any Indebtedness or Transaction Expenses not fully paid on the Closing Date or not included in the calculation of the Purchase Price as finally determined pursuant to Section 2.4;
(d)    any Pre-Closing Warranty Claims for which the Pre-Closing Warranty Claim Reimbursement exceeds $50,000, up to a maximum for each Pre-Closing Warranty Claim equal to the price of the product or service actually paid to the Group prior to Closing for the products or services in question.
(e)    any Actions disclosed in Section 4.11 of the Disclosure Schedules.
Section 8.4.    Indemnification by Buyer. Subject to Section 8.1 and Section 8.7, Buyer shall defend, indemnify and hold harmless the Seller and each of Seller’s directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all Losses actually suffered or incurred by such Seller Indemnitee arising out of or resulting from any breach of any representation or warranty made by the Buyer under Article V; or any failure of Buyer to perform or fulfill any of its covenants, obligations, or agreements under this Agreement which are required to be performed after the Closing.
Section 8.5.    Representation, Settlement and Cooperation.
(a)    Representation and Settlement. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller or Buyer (“Indemnitor”), as applicable, under this Article VIII on account of the Indemnitee's involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article VIII but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Article VIII, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor's own expense using counsel of its own choosing reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to employ its own counsel in any such Proceeding, however the fees and expenses of such counsel shall be paid by the Indemnitee unless: (i) the Indemnitor shall have given prior written consent to the employment of such counsel, (ii) the Indemnitor shall have failed or refused to conduct the defense, or (iii) the Indemnitee has been reasonably advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Proceeding are adverse to the Indemnitor's interests. In the event of (i), (ii) or (iii) above, the Indemnitee may defend against the Proceeding at the Indemnitor's expense. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld, unless (1) there is no finding or admission of any violation of any Law or Order of any Governmental Authority or of any violation of the rights of any Person by the Indemnitee and no effect on any other Proceedings that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

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(b)    Cooperation. The Party defending against the Proceeding shall keep the other Party informed of the progress as to all material developments in the Proceeding and as reasonably requested such other Party. The Indemnitee shall use all commercially reasonable efforts to make available to the Indemnitor (i) the employees, contractors, agents, and representatives of the Indemnitee whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and defending against any such Proceeding, and (ii) all documents, records and other materials in the possession of the Indemnitee reasonably requested by the Indemnitor in this respect; provided that (x) such assistance, testimony or presence from the employees, contractors, agents, and representatives of the Indemnitee shall not unduly interfere with the performance of such employees’, contractors’, agents’, or representatives’ duties for the Indemnitee; (y) the Indemnitor shall be responsible for all reasonable actual, direct costs and expenses (including exclusively any overtime payable) incurred by the Indemnitee for the cooperation described herein.
Section 8.6.    Notice and Satisfaction of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Article VIII, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.5.
Section 8.7.    Limits on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement:
(1)    the Parties acknowledge and agree that this Agreement has been negotiated in consideration of the agreement to limit certain of the Parties’ respective liabilities. ACCORDINGLY, AS COMPREHENSIVELY AS CAN BE CONCEIVED AND APPLICABLE LAW WILL ALLOW AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT (INCLUDING IN THE EVENT OF FRAUD) SHALL SELLER, THE COMPANY, THE COMPANY’S SUBSIDIARIES, OR BUYER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AND/OR OTHER AFFILIATE(S) BE LIABLE TO THE OTHER PARTIES, THEIR RESPECTIVE DIRECTORS, OFFICERS, AND/OR OTHER AFFILIATES FOR ANY INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL (INCLUDING LOSS OF PROFITS, LOSS OF OR USE OF DATA, AND/OR INTERRUPTION OF BUSINESS) DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, OR ANY PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT NEGLIGENCE, STRICT LIABILITY, STATUTE, OR ANY OTHER PUBLIC POLICY, THEORY, PRINCIPLE, OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES; THE FOREGOING SHALL NOT LIMIT IN ANY WAY BUYER’S RIGHT UNDER THE RWI POLICY TO

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RECOVER FOR BREACHES OF REPRESENTATIONS AND WARRANTIES MADE HEREUNDER;
(2)    with respect to contingent or unquantifiable Losses, no payment will be due by any Indemnitor unless and until the relevant Losses may be quantified;
(3)    no Party shall have any liability under any provision of this Agreement for any Losses to the extent that such Losses relate to, wholly or partly, or are increased as a result of actions, omissions or failure to mitigate by the other Party or its officers, directors, employees and agents. Each Party shall take and shall cause to be taken all steps reasonably necessary to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses.
(4)    with respect to contingent Losses resulting from Third Party Claims, no such contingent Losses may be asserted as a Third Party Claim under this Article VIII unless and until an identifiable third party shall have manifested (x) a present awareness of its right to assert such Third Party Claim and (y) a present intent to assert such Third Party Claim.
(b)    The computation of the Losses pursuant to this Article VIII shall be made after deducting therefrom (i) any indemnity, contribution or other similar payment recoverable by the indemnified party from any third party with respect thereto, less any cost actually incurred by the indemnified party in the collection of any such proceeds, indemnity, contribution or other similar payment; (ii) the amount of reserve provided or taken into account therefor in the Financial Statements or in the calculation of the Final Purchase Price; (iii) the amount of any Tax benefit realized with respect to such Loss, but only to the extent such Tax benefit is actually received during the following twelve (12) months by the Indemnitee; and (iv) any proceeds received by the indemnified party from any insurance policies with respect thereto. In addition, any amount recovered by an indemnified party from third parties with respect to a Loss which has already been indemnified by an Indemnitor shall be promptly paid over by the indemnified party to the Indemnitor to the extent of the Indemnitor’s previous indemnification payments.
(c)    For the avoidance of doubt, nothing in this Section 8.7 shall in any way limit or affect the Buyer’s right under the RWI Policy.
Section 8.8.    Exclusive Remedy. The parties agree that disputes under Section 2.4 (unless provided to the contrary therein) will be resolved solely in accordance with the dispute mechanisms set forth therein (and without duplication of remedies under this Article VIII). Subject to Section 2.4 and Section 9.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective

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Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.8 shall limit any Party's right to seek and obtain emergency, injunctive, or conservatory measures of protection to which any Party shall be entitled or to seek any remedy on account of Fraud, criminal or intentional misconduct.
Section 8.9.    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
ARTICLE IX. MISCELLANEOUS.
Section 9.1.    Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits and schedules to this Agreement and the other documents and agreements contemplated hereby and thereby) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the Parties with respect to the subject matter hereof.
Section 9.2.    Successors, Assigns and Assignment. This Agreement will inure to the benefit of and be binding upon the respective successors (including any successor by reason of the amalgamation or statutory arrangement of any Party) and permitted assigns of the Parties. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties hereto, which shall not be unreasonably withheld or delayed, , except that the Buyer may assign all or part of its rights or obligations under this Agreement to: (i) an Affiliate or a wholly owned Subsidiary of the Buyer; or (ii) to the subsequent purchaser of all or a substantially all of the assets of the Buyer without the prior written consent of the other Parties.
Section 9.3.    Amendments. This Agreement may be amended only by a writing signed by Buyer, the Company, and Seller, specifically referencing that is amending this Agreement and any amendment shall be effective only to the extent specifically set forth in that writing.
Section 9.4.    Cumulative Remedies; Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any breach of any provision of this Agreement or any waiver or consent to depart from the requirements of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same.
Section 9.5.    Calculation of Time.
(a)    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
(b)    Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time

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period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.
(c)    Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.
Section 9.6.    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, it shall be deemed deleted in that jurisdiction, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 9.7.    Expenses. Except as otherwise specifically provided in this Agreement, each Party (including their respective Affiliates) shall be responsible for the expenses they may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.
Section 9.8.    Further Assurances. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Law or Order or reasonably requested by any Party to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
Section 9.9.    Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 9.10.    Enforcement of the Agreement; Jurisdiction; No Jury Trial.
(a)    Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached. It is accordingly agreed that (i) the Parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, (ii) the provisions set forth in Section 9.10(a) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, and shall not be construed to diminish or otherwise impair in any respect any Party's right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller, the Company

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nor Buyer would have entered into this Agreement. Such equitable relief shall be in addition to any other remedy to which the Parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection with any such injunction and any Party against whom such injunction is entered agrees not to request or demand any bond or security in connection therewith. The Parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.
(b)    Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, including any question regarding its existence, validity, or termination, and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Seller, the Company and Buyer hereby agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.12 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.
(c)    EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

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OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).
Section 9.11.    Disclosure Schedule. Unless otherwise defined therein, all capitalized terms used in the Disclosure Schedule will have the meanings ascribed to them herein, and all section references in the schedules refer to the corresponding section hereof. The attachments to the Disclosure Schedule form an integral part thereof and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the Disclosure Schedule are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. No reference to or disclosure of any item or other matter in the Disclosure Schedule will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any fact or item disclosed in any section of the Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other section of the Disclosure Schedule reasonably apparent shall be deemed to be disclosed in such other section of the Disclosure Schedule notwithstanding the omission of a reference or cross-reference thereto.
Section 9.12.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, or by reputable overnight courier service, or by electronic mail with acknowledgment of receipt of complete transmission further confirmed by a copy sent by reputable overnight courier service. Any notice or other communication so given shall be validly given hereunder upon receipt if delivered by hand, upon receipt if sent by registered or certified mail or by overnight courier service, and upon return receipt if sent by electronic mail to the addresses set forth below or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
If to Buyer, to:
Averna Test Systems Inc.
87 Prince St., Suite 510
Montreal, Quebec
Canada H3C 2M7
E-mail:     [***]
Attention:     [***]
With a copy to:

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Fasken Martineau DuMoulin LLP
800 Square Victoria, Suite 3500
Montreal, Quebec
H4Z 1E9 Canada
E-mail:        [***]
Attention:    [***]
If to Seller, to:
Kimball Electronics, Inc.
1205 Kimball Boulevard
Jasper, IN 47546
E-mail:     [***]
Attention:     [***]

with a copy via e-mail to: [***]
Section 9.13.    Public Announcements. Until the later of (y) four (4) Business Days after the date of this Agreement or (z) Seller’s filing of a Current Report on Form 8-K announcing the Agreement, Buyer shall not, and shall not permit their Affiliates to, issue any press release or other public statements with respect to this Agreement without the prior written consent of Seller, provided that Buyer shall have the right to override such obligation in order to make any disclosure or filing required under applicable Laws, in which case Buyer shall use commercially reasonable efforts to give prior notice to the Seller and reasonable opportunity for the Seller to review or comment on the disclosure. Seller, the Company, and its Affiliates may make disclosures in satisfaction of, or otherwise required by, applicable Laws or securities exchange rules (including by making a public announcement through issuance of a press release, filing of a Current Report on Form 8-K or otherwise).
Section 9.14.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 9.15.    Parties in Interest. Except as contemplated by Section 9.18, Section 9.19, and Article VIII, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a scanned image and that Party's Closing counsel.
Section 9.17.    Attorney-Client Privilege. It is acknowledged by each of the Parties that Douglas A. Hass, Chief Legal & Compliance Officer and Secretary of Seller, and the law firm of Squire Patton Boggs (US) LLP (“SPB”) (collectively, “Seller Counsel”) have represented Seller

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and the Company in connection with the transactions contemplated by this Agreement. Buyer agrees that any attorney-client privilege, attorney-work product protection, and expectation of client confidence attaching as a result of Seller Counsel’s representation of Seller and the Company in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by Seller, as applicable, and not by the Company, and shall not pass to or be claimed by Buyer or the Company.
Section 9.18.    Conflicts of Interest. Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and Company’s Subsidiaries), acknowledges and agrees that SPB has acted as counsel for Seller, the Company and/or their respective Affiliates in certain matters for several years and that Seller reasonably anticipate that SPB will continue to represent them and/or such other parties (other than the Company and Company’s Subsidiaries) in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the members of the Group), expressly: (a) consents to SPB’s representation of Seller and/or its Affiliates in any post-Closing matter in which the interests of Buyer, the members of the Group, on the one hand, and Seller or its Affiliates, on the other hand, are adverse, including, without limitation, any matter relating to this Agreement; and (b) consents to the disclosure by SPB to Seller or its Affiliates of any information learned by SPB in the course of its representation of Seller, members of the Group or their respective Affiliates. Without limiting the generality of the foregoing, after the Closing, SPB is permitted to represent Seller and its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute ("dispute" includes litigation, arbitration or other adversary proceeding) with the Buyer, members of the Group or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement and any related matter. Furthermore, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the members of the Group), irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Seller and/or its Affiliates by SPB in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to Seller and/or its Affiliates. Upon and after the Closing, the members of the Group shall cease to have any attorney-client relationship with SPB, unless and to the extent SPB is specifically engaged in writing by the members of the Group to represent such Person after the Closing and such engagement either (i) involves no unwaived conflict of interest with respect to Seller and/or its Affiliates or (ii) Seller and/or its Affiliates, as applicable, consents in writing at the time to such engagement. Any such representation by SPB after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if SPB is representing the members of the Group after the Closing, SPB is permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating hereto. Furthermore, SPB is permitted to withdraw from any representation of any members of the Group in order to be able to represent or continue so representing Seller, even if such withdrawal causes any members of the Group or the Buyer additional legal expense (such as to bring new counsel "up to speed"), delay or other prejudice.
Section 9.19.    Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or

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performance of this Agreement, may only be brought against the Persons that are expressly named as parties to this Agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

AVERNA TEST SYSTEMS INC.

By	s/François Rainville
Name:	François Rainville
Title:	President

KIMBALL ELECTRONICS INDIANA, INC.

By	s/Douglas A. Hass
Name:	Douglas A. Hass
Title:	Chief Legal & Compliance Officer, Secretary

KIMBALL ELECTRONICS, INC.

By	s/Douglas A. Hass
Name:	Douglas A. Hass
Title:	Chief Legal & Compliance Officer, Secretary

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The Registrant has omitted from this filing the Schedules and Sections of the Disclosure Schedule, each of which is listed below.
DISCLOSURE SCHEDULE

Schedule 1	Permitted Liens
Schedule 2	Preliminary Closing Statement
Schedule 3	RWI Policy
Section 3.5	Seller’s Litigation
Section 3.6	Approvals and Consents
Section 4.3(a)	Subsidiaries
Section 4.5	Non-Contravention; Filings and Consents
Section 4.6	Consents and Approvals
Section 4.7	Financial Statement Liabilities
Section 4.9	Employee Benefit Plans
Section 4.10	Labor and Employment Matters
Section 4.11	Litigation
Section 4.12	Tax Matters
Section 4.15	Intellectual Property
Section 4.16	Real Property
Section 4.17	Material Contracts
Section 4.19	Insurance
Section 4.20	Brokers
Section 4.21	Customers and Suppliers
Section 4.22	Transactions with Affiliates and Related Parties
Section 4.27	Title to Assets
Section 4.29	Grants and Subsidies

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